UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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the Securities Exchange Act of 1934
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BEARINGPOINT, INC.

(Name of Registrant as Specified In Its Charter)

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1676 INTERNATIONAL DRIVE
MCLEAN, VIRGINIA 22102

November 27, 2006

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend our 2006 Annual Meeting of Stockholders, which will be held on Thursday, December 14, 2006, at 10:00 a.m. Eastern Time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870.

At the annual meeting, our stockholders will be asked to vote on a number of matters including: the election of certain directors; the approval of the amended and restated BearingPoint, Inc. 2000 Long-Term Incentive Plan, including an increase in the number of shares of common stock authorized for issuance under the plan; and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006.

Included with this proxy statement is a copy of our Annual Report on Form 10-K for fiscal year 2005. We encourage you to read the Form 10-K. It includes information on our operations, products and services, as well as our audited financial statements. The completion of our Form 10-K marks an important step forward in becoming current with the SEC by filing our 2005 financial statements.

Whether or not you plan to attend the meeting, we encourage you to submit a proxy, to ensure that your shares are represented at the meeting. You can submit your proxy by mail (please complete, sign, date and return the accompanying proxy card in the enclosed return envelope) or you can vote by Internet or telephone (following the instructions in the accompanying proxy statement or proxy card).

We look forward to seeing you at the annual meeting.

Sincerely yours,

HARRY L. YOU
Chief Executive Officer

1676 INTERNATIONAL DRIVE
MCLEAN, VIRGINIA 22102

NOTICE OF THE 2006 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

Date and Time:	Thursday, December 14, 2006, 10:00 a.m. Eastern Time
Place:	Hyatt Regency Greenwich 1800 East Putnam Avenue Old Greenwich, Connecticut 06870
Items of Business:
(1) Elect (i) three Class II directors to hold office until the 2008 annual meeting of stockholders and until a successor is duly elected and qualified; and (ii) two Class III directors to hold office until the 2009 annual meeting of stockholders and until a successor is duly elected and qualified;

(2) Approve the amended and restated BearingPoint, Inc. 2000 Long-Term Incentive Plan, including an increase in the number of shares of common stock authorized for issuance under the plan;
(3) Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for our 2006 fiscal year; and
(4) Conduct such other business as may properly be brought before the meeting.
Record Date:	Stockholders of record as of the close of business on November 1, 2006 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement of the meeting.
Voting:	Your vote is very important. We encourage you to read the proxy statement and vote your shares. Whether or not you plan to attend the meeting, please submit a proxy so that your shares can be represented at the meeting. You can submit your proxy by mail (please complete, sign, date and return the accompanying proxy card in the enclosed return envelope) or you can vote by Internet or by telephone (following the instructions included in this proxy statement and on the proxy card).

By Order of the Board of Directors

LAURENT C. LUTZ
General Counsel and Secretary

November 27, 2006

BearingPoint, Inc.

1676 International Drive
McLean, Virginia 22102

PROXY STATEMENT

2006 Annual Meeting of Stockholders

This proxy statement is furnished in connection with the solicitation of proxies by BearingPoint, Inc. (the “Company,” “we” or “us”) on behalf its Board of Directors. The proxies are to be voted at the 2006 Annual Meeting of Stockholders to be held on December 14, 2006, and at any adjournment or postponement thereof (the “Annual Meeting”). This proxy statement and accompanying proxy card (“proxy statement”) are being mailed to stockholders on or about November 27, 2006.

You can ensure that your shares are voted at the Annual Meeting by submitting your voting instructions by Internet or by telephone, or by completing, signing, dating and returning the enclosed proxy card in the enclosed return envelope. Whether or not you submit your voting instructions or your proxy, you will have the right to attend the Annual Meeting and to vote your shares at the meeting, if you wish. You may change your proxy or voting instructions, or revoke your proxy or voting instructions, at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of your revocation. For additional information regarding the Annual Meeting, see “Additional Information” in this proxy statement.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board of Directors of the Company (the “Board”) currently consists of nine directors. Under our certificate of incorporation, the Board is divided into three classes—Class I, Class II and Class III, with each class being as nearly equal in number as possible. Generally, the directors of each class serve for a term of three years and until their respective successors have been duly elected and qualified, and the terms for the three classes are staggered so that the term of only one class expires each year.

At the Annual Meeting, we are proposing the election of:

•	three Class II directors to hold office until the annual meeting of stockholders to be held in 2008 and until their respective successors have been duly elected and qualified; and

•	two Class III directors to hold office until the annual meeting of stockholders to be held in 2009 and until their respective successors have been duly elected and qualified.

The term of our current Class II directors was originally set to expire at our 2005 annual meeting of stockholders. Our Class II directors are Wolfgang Kemna, Albert L. Lord and J. Terry Strange. Because no annual meeting of stockholders was held in 2005, when the term of our current Class II directors was set to expire, the three Class II directors are nominated for election at the Annual Meeting for a three-year term beginning in 2005 and expiring at the annual meeting of stockholders to be held in 2008.

The term of our current Class III directors will expire at the Annual Meeting, when their respective successors have been duly elected and qualified. Our Class III directors nominated for election at the Annual Meeting are Roderick C. McGeary and Harry L. You. The Class III directors are being nominated for a three-year term expiring at the annual meeting of stockholders to be held in 2009. In addition to the terms of the two Board-proposed director nominees, the term of Ms. Rivlin will expire at the Annual Meeting. Given other commitments and demands on her time, Ms. Rivlin has advised the Board that she will not be standing for reelection. The Board wishes to recognize and thank Ms. Rivlin for her significant contributions and service as a member of the Board and its various committees.

The term of our current Class I directors will expire at the annual meeting of stockholders to be held in 2007, when their successors have been duly elected and qualified. Our Class I directors are Douglas C. Allred, Betsy J. Bernard and Spencer C. Fleischer.

Each of the director nominees has consented to be named in this proxy statement and to serve if elected. If any director nominee is unable to serve for any reason or if a vacancy otherwise exists on the Board, the persons you authorize to vote your shares (i.e., the holders of your proxy) will have the right to vote your shares, in their discretion, for any other person or persons as the Board may nominate.

THE BOARD RECOMMENDS THAT YOU VOTE
FOR THE ELECTION OF EACH NOMINEE TO THE BOARD OF DIRECTORS.

BOARD OF DIRECTORS; CORPORATE GOVERNANCE; AND OTHER MATTERS

Board of Directors

Set forth below is certain information regarding each of our directors and director nominees, as of November 1, 2006:

Nominees for Class II Directors with Terms Expiring in 2008

Wolfgang Kemna, age 48, has been a member of our Board of Directors since April 2001. Mr. Kemna is Managing Director of Steeb Anwendungssysteme GmbH, a wholly owned subsidiary of SAP AG (“SAP”), and has served in this capacity since 2004. Mr. Kemna was Executive Vice President of Global Initiatives of SAP from 2002 to 2004. He was also a member of SAP’s extended executive board from 2000 to 2004. From 2000 until 2002, Mr. Kemna served as President and Chief Executive Officer of SAP America, Inc.

Albert L. Lord, age 61, has been a member of our Board of Directors since February 2003. Mr. Lord is Chairman of the board of directors of SLM Corporation, commonly known as “Sallie Mae,” and has served in this capacity since 2005. Mr. Lord was Vice Chairman and Chief Executive Officer of Sallie Mae from 1997 to 2005.

J. Terry Strange, age 62, has been a member of our Board of Directors since April 2003. Mr. Strange retired from KPMG where he served as Vice Chair and Managing Partner of the U.S. Audit Practice from 1996 to 2002. During this period, Mr. Strange also served as the Global Managing Partner of the Audit Practice of KPMG International and was a member of its International Executive Committee. Mr. Strange is a director of Compass BancShares, Inc., a financial services company, New Jersey Resources Corp., an energy services holding company, Group 1 Automotive, Inc., a holding company operating in the automotive retailing industry, and Newfield Exploration Company, an independent crude oil and natural gas exploration and production company.

Nominees for Class III Directors with Terms Expiring in 2009

Roderick C. McGeary, age 56, has been a member of our Board of Directors since August 1999 and Chairman of the Board of Directors since November 2004. Since March 2005, Mr. McGeary has served the Company in a full-time capacity, focusing on clients, employees and business partners. From 2004 until 2005, Mr. McGeary served as our Chief Executive Officer. From 2000 to 2002, Mr. McGeary was the Chief Executive Officer of Brience, Inc., a wireless and broadband company. Mr. McGeary is a director of Cisco Systems, Inc., a worldwide leader in networking for the Internet, and Dionex Corporation, a manufacturer and marketer of chromatography systems for chemical analysis.

Harry L. You, age 47, has been a member of our Board of Directors since March 2005. Mr. You has served as Chief Executive Officer of the Company since March 2005. Mr. You also served as the Company’s Interim Chief Financial Officer from July 2005 until October, 2006. From 2004 to 2005, Mr. You was Executive Vice President and Chief Financial Officer of Oracle Corporation, a large enterprise software company. From 2001 to 2004, Mr. You was the Chief Financial Officer of Accenture Ltd, a global management consulting, technology services and outsourcing company. Mr. You is a director of Korn Ferry International, a leading provider of recruitment and leadership development services.

Class I Directors whose Terms Expire in 2007

Douglas C. Allred, age 56, has been a member of our Board of Directors since January 2000. Mr. Allred is a private investor. Mr. Allred retired from his position as Senior Vice President, Office of the President, of Cisco Systems, Inc. in 2003. Mr. Allred was Senior Vice President, Customer Advocacy, Worldwide Consulting and Technical Services, Customer Services, and Cisco Information Technology of Cisco Systems, Inc. from 1991 to 2002. Mr. Allred is a Governor on the Washington State University Foundation Board of Governors.

Betsy J. Bernard, age 51, has been a member of our Board of Directors since March 2004. Ms. Bernard is a private investor. Ms. Bernard was President of AT&T Corporation from 2002 to 2003. From 2001 to 2002, Ms. Bernard was President and Chief Executive Officer of AT&T Consumer. Prior to joining AT&T, Ms. Bernard was Executive Vice President, National Mass Markets for Qwest Communications International from 2000 to 2001. Ms. Bernard is a director of The Principal Financial Group, a global financial institution and URS Corporation, an engineering design firm serving the engineering, construction services and defense markets.

Spencer C. Fleischer, age 53, has been a member of our Board of Directors since July 2005. Mr. Fleischer is a senior managing member and Vice Chairman of Friedman Fleischer & Lowe GP II, LLC, a company sponsoring and managing several investment funds that make investments in private and public companies, and has served in such capacity since 1998. Mr. Fleischer was appointed to the Board of Directors in accordance with the terms of the securities purchase agreement, dated July 15, 2005, relating to the July 2005 Senior Debentures among the Company and certain affiliates of Friedman Fleischer & Lowe, LLC. If Mr. Fleischer ceases to be affiliated with the purchasers or ceases to serve on our Board of Directors, so long as the purchasers collectively hold at least 40% of the original principal amount of the July 2005 Senior Debentures, the purchasers or their designee have the right to designate a replacement director to the Board of Directors.

Please note that no family relationships exist between any of the directors or between any director and any executive officer of the Company.

Meetings of the Board of Directors and Attendance

During fiscal year 2004, the Board held seven meetings and acted by unanimous written consent in lieu of one meeting. During fiscal year 2005, the Board held 18 meetings. For each of these years, each director of the Company attended 75% or more of the aggregate of all Board meetings and meetings of Board committees of which he or she was a member as of such year.

Director Attendance at Annual Stockholder Meetings

We typically schedule a Board meeting in conjunction with our annual meeting of stockholders. At the time of our 2004 annual meeting of stockholders, all directors who were then serving as director attended.

Director’s Fees

Under current policy, an annual fee of $40,000 is paid to the directors who are not employed by the Company on a full-time or other basis. Directors also are paid a fee of $2,000 for attendance in person at any meeting of the Board or a committee of the Board and $1,000 for attendance via telephone. Members of the Audit Committee are paid $2,000 for attendance at Audit Committee meetings whether attended in person or via telephone.

Under our 2000 Long-Term Incentive Plan, non-employee directors receive stock option grants of 15,000 shares of our common stock upon their initial election, and the Chair of the Audit Committee receives an additional stock option grant of 5,000 shares upon his or her initial appointment to this position. Each director also receives an additional grant of 8,000 shares of restricted common stock immediately following each annual meeting of stockholders.

Director Independence

The Board has reviewed each director’s independence. As a result of this review, the Board affirmatively determined that each of Messrs. Allred, Fleischer, Kemna, Lord and Strange, and Mses. Bernard and Rivlin has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Furthermore, each of these directors is independent of the Company and its management under the listing standards of the NYSE currently in effect and, with respect to members of the Audit Committee, the applicable regulations of the SEC. Messrs. McGeary and You are employees of the Company.

In connection with the Board’s determination of Mr. Fleischer’s independence, the Board examined Mr. Fleischer’s status as a senior managing member of one of the Company’s convertible debt holders. After considering all relevant facts and circumstances, the Board determined Mr. Fleischer’s relationship was not material and does not impair the independence of Mr. Fleischer. Although Mr. Fleischer attends committee meetings from time to time, he is not a member of our Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee. For more information about Mr. Fleischer’s appointment to the Board and his relationship to one of our convertible debt holders, please see “Certain Relationships and Related Transactions—Friedman Fleischer & Lowe, LLC / Spencer C. Fleischer.”

Executive Sessions of Non-Management Directors

Our non-management directors meet in executive sessions at least four times each year, generally at the conclusion of each regularly scheduled Board meeting. If any of the non-management directors are not “independent,” as required by the NYSE listing standards, then at least one annual meeting of only independent directors is held. Currently, all non-management directors are independent. The Board has designated Douglas C. Allred as Presiding Director for all meetings of the executive sessions of the non-management directors.

Committees of the Board of Directors

The Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee is currently composed of Messrs. Strange (Chair), Kemna and Lord and Ms. Rivlin. The Board of Directors has affirmatively determined that each member of the Audit Committee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with the company) and is independent of the Company and its management under the listing standards of the NYSE and the applicable regulations of the SEC. On May 5, 2004, Mr. Lord became a member of the Audit Committee. Effective as of May 11, 2005, Mr. Strange replaced Ms. Rivlin as Chair of the Audit Committee. The Board of Directors has determined that Mr. Strange is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Mr. Strange serves on the audit committee of four other publicly registered companies. The Board has determined that such simultaneous service does not impair Mr. Strange’s ability to serve on our Audit Committee.

The Audit Committee held 15 meetings during fiscal year 2004 and 14 meetings during fiscal year 2005. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to financial reports and other financial information. In this regard, the Audit Committee, among other purposes and responsibilities required by applicable law and the NYSE listing standards, serves as an independent and objective body to monitor the Company’s financial reporting process and internal control systems; serves as the sole authority to which the independent registered public accountant (the “Independent Registered Public Accountant”) is accountable, and has the sole authority and responsibility to appoint, compensate and retain the Independent Registered Public Accountant; serves as the ultimate authority to which the internal auditing function (“Internal Audit”) is accountable; monitors the qualification, independence and performance of the Independent Registered Public Accountant and Internal Audit, including reviewing their audit efforts; provides an open avenue of communication among the Independent Registered Public Accountant, financial and senior management, Internal Audit and the Board; assists in the Board’s oversight of the Company’s compliance with legal and regulatory requirements; and prepares a report for inclusion in the Company’s annual proxy statement.

Compensation Committee

The Compensation Committee is currently composed of Messrs. Allred (Chair) and Strange and Ms. Bernard, each of whom is independent as required by the NYSE listing standards.

The Compensation Committee held ten meetings during fiscal year 2004 and acted by unanimous written consent in lieu of two meetings. The Compensation Committee held 12 meetings during fiscal year 2005.

The Compensation Committee assists the Board in the development and implementation of the Company’s compensation policies for its executive officers and the Company’s incentive compensation and other stock-based plans and reviews such other matters as may be delegated to the Compensation Committee by the Board from time to time. In that regard, the Compensation Committee, among other responsibilities required by applicable law and the NYSE listing standards, evaluates the chief executive officer’s performance in light of the established goals and objectives; sets the chief executive officer’s annual compensation; reviews and approves the evaluation process for the Company’s directors and executive officers, approves the compensation structure for the Company’s executive officers; recommends to the Board the annual compensation for the Company’s directors; approves the annual compensation its executive officers; reviews the Company’s incentive compensation and other stock-based plans and recommends changes in such plans to the Board; and prepares an annual executive compensation report for inclusion in the Company’s proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of Mr. Lord (Chair) and Mses. Bernard and Rivlin, each of whom is independent as required by the NYSE listing standards. Effective as of May 2004, Mr. McGeary ceased to be a member of the Nominating and Corporate Governance Committee and Ms. Bernard joined the committee. On January 22, 2004, the Board expanded the duties of the Nominating Committee and reconstituted it as the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee held two meetings during fiscal year 2004 and one meeting during fiscal year 2005. The Nominating and Corporate Governance Committee provides assistance to the Board in identifying, screening and recommending qualified candidates to serve as directors of the Company and in recommending to the Board the director nominees for the next annual meeting of stockholders. The Nominating and Corporate Governance Committee considers all nominees recommended by stockholders. For information on recommending a director nominee or submitting a notice of a nomination of a director at the next annual meeting of stockholders, see below under “Stockholder Proposals for 2007 Annual Meeting—Stockholders Submitting Director Recommendations and Nominations.” In addition, the Nominating and Corporate Governance Committee also develops and recommends to the Board the Company’s Corporate Governance Guidelines and oversees the annual evaluation of the Board and management of the Company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Committee Charters

The Board has adopted the BearingPoint, Inc. Corporate Governance Guidelines, and the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each operates in accordance with a charter that has been adopted by the Board. The Corporate Governance Guidelines, together with these charters, provide the framework for the governance of the Company. You may view our Corporate Governance Guidelines and the charters on our corporate website at www.bearingpoint.com in the Corporate Governance section of our Investors webpage.

The Corporate Governance Guidelines address a variety of governance issues, including:

•	Board composition and selection;

•	Board meetings and agenda, and committee matters;

•	Director responsibilities, director compensation, director orientation and continuing education, including attendance at director education programs at the Company’s expense;

•	Access to management, employees and independent advisors, and management succession;

•	Executive sessions, and annual performance evaluations of the Board; and

•	Reporting of concerns.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all directors and employees of the Company, including the Chief Executive Officer and the Chief Financial Officer, as well as all other financial officers and employees with senior financial roles. The Code of Business Conduct and Ethics is posted on our website, at www.bearingpoint.com. We intend to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the Code of Business Conduct and Ethics for the Chief Executive Officer, Chief Financial Officer, Corporate Controller or persons performing similar functions, by posting such amendment or waiver on the Company’s website within the applicable deadline that may be imposed by government regulation following the amendment or waiver.

Nomination of Director Candidates

The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the entire Board for Board membership. The committee considers all qualified candidates identified by members of the committee, by other members of the Board, by senior management and by stockholders. The committee follows the same process and uses the same criteria for evaluating all candidates.

When evaluating a candidate, the committee reviews the candidate’s experience, skills and personal qualities. In particular, the committee will consider whether candidates for director possess the following attributes:

•	the highest standards of moral and ethical character and personal integrity;

•	aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company;

•	personal qualities to be able to make a substantial, active contribution to Board deliberations;

•	substantial business experience relevant to our business;

•	demonstrated leadership ability, with broad experience, diverse perspectives, and ability to exercise sound business judgment;

•	qualification to serve on specialized Board committees, such as the Audit Committee or Compensation Committee; and

•	willingness and ability to commit sufficient time to fulfill the responsibilities of a member of the Board.

In addition to the above considerations, the committee will consider the current composition of the Board; the attributes and qualifications of the current members of the Board; additional attributes and qualifications that should be represented on the Board; and whether the candidate could provide those additional attributes and qualifications, such as diversity of experience and background and financial, business, academic, public or other expertise on the Board and its committees. In addition, the committee will take into account the nature of and time involved in a director’s service on other boards in evaluating a candidate.

The committee will not recommend any candidate unless that candidate has indicated a willingness to serve as a director and has agreed to comply, if elected, with the requirements of Board service.

Stockholders who wish to recommend director nominees to the Board or nominate a person for election as a director at our next annual meeting of stockholders must follow the procedures set forth below under “Stockholder Proposals for 2007 Annual Meeting—Stockholders Submitting Director Recommendations and Nominations.”

To date, the Board’s non-management directors have been identified with the assistance of a professional search firm specializing in the identification and recruitment of director candidates or have been known to Board members through business or other relationships.

Communications with the Board of Directors

The Board welcomes your questions and comments. If you would like to communicate directly with our Board, our non-management directors of the Board as a group or Mr. Allred, as the Presiding Director, then you may submit your communication to our General Counsel and Corporate Secretary by writing to them at the following address:

BearingPoint, Inc.
c/o General Counsel and Corporate Secretary
1676 International Drive
McLean, VA 22102

All communications and concerns will be forwarded to our Board, our non-management directors as a group or our Presiding Director, as applicable. We also have established a dedicated telephone hotline for communicating concerns or comments regarding compliance matters to the Company. The hotline phone number is 1-800-206-4081 (or 240-864-0229 for international callers), and is available 24 hours a day, seven days a week. Our Code of Business Ethics and Conduct prohibits any retaliation or other adverse action against any person for raising a concern. If you wish to raise your concern in an anonymous manner, then you may do so.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

MEMBERSHIP AND ROLE OF THE AUDIT COMMITTEE

Currently, the Audit Committee (the “Committee”) consists of Messrs. J. Terry Strange (Chair), Wolfgang Kemna, Albert L. Lord and Ms. Alice M. Rivlin. The Board of Directors has determined that Mr. Strange is an audit committee financial expert. The Committee operates under a written charter adopted by the Board of Directors.

The Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to financial reports and other financial information. In this regard, the Audit Committee, among other purposes and responsibilities required by applicable law and the NYSE listing standards, serves as an independent and objective body to monitor the Company’s financial reporting process and internal control systems; serves as the sole authority to which the independent registered public accounting firm is accountable, and has the sole authority and responsibility to appoint, compensate and retain the independent registered public accounting firm; serves as the ultimate authority to which the internal auditing function (“Internal Audit”) is accountable; monitors the qualification, independence and performance of the independent registered public accounting firm and Internal Audit, including reviewing their audit efforts; provides an open avenue of communication among the independent registered public accounting firm, financial and senior management, Internal Audit, and the Board; assists in the Board’s oversight of the Company’s compliance with legal and regulatory requirements and prepares a report for inclusion in the Company’s annual proxy statement.

REVIEW OF THE COMPANY’S AUDITED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2005

The Committee reviewed the audited financial statements of the Company for the year ended December 31, 2005 and discussed the audited financial statements with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. The Committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee has reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) with respect to the independence of PricewaterhouseCoopers LLP. The Committee has discussed the independence of PricewaterhouseCoopers LLP with PricewaterhouseCoopers LLP.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

J. Terry Strange, Chair
Wolfgang Kemna
Albert L. Lord
Alice M. Rivlin

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE OFFICER COMPENSATION

The Compensation Committee is currently composed of Messrs. Allred (Chair) and Strange and Ms. Bernard, each of whom is independent as required by the NYSE listing standards.

OVERALL COMPENSATION PHILOSOPHY AND OBJECTIVES

The Company has an overall compensation program and specific compensation plans designed to enhance corporate performance and stockholder value by aligning the financial interests of its executive officers with those of its stockholders. This linkage is established by tying a significant portion of executive officer compensation to the Company’s financial performance. In pursuit of these objectives, the Company’s compensation program is designed to:

•	attract to the Company and retain the best possible executive talent;

•	motivate these executive officers to achieve a level of financial performance that will result in long-term positive returns for the Company’s stockholders;

•	reinforce and link executive and stockholder interests through equity-based plans; and

•	recognize individual performance.

The Compensation Committee of the Board of Directors (the “Committee”) has responsibility for reviewing and administering the Company’s incentive compensation program and other stock-based plans. The Committee determines the compensation of the Chief Executive Officer and the other executive officers of the Company. The Committee considers the performance of the Company in its industry, an individual’s current contribution to the Company’s performance, and an individual’s expected contribution to the Company’s future performance. In reviewing the individual performance of the Company’s executive officers (other than the Chief Executive Officer), the Committee considers the views of the Chief Executive Officer to whom these officers are responsible. In addition, the Company has implemented a “360 degree” performance review process that has broadened the scope of the review process so that the Company’s executive officers are evaluated by their peers and direct and indirect reports. The results of this review process are also considered by the Committee in evaluating the individual performance of the Company’s executive officers.

PRINCIPAL COMPONENTS OF EXECUTIVE OFFICER COMPENSATION

The principal elements of the Company’s executive officer compensation program consist of both annual and long-term programs and include base salary, annual incentive cash bonuses and, at appropriate intervals, long-term incentive compensation in the form of restricted stock units and other stock-based awards. The Company also provides retirement, medical and other fringe benefits generally available to Company employees.

In 2005, the Committee determined, due to accounting and other reasons, that future equity grants to employees, including the Company’s executive officers, would be made in the form of restricted stock or restricted stock units, rather than in the form of stock options. In November 2006, the Committee further determined that restricted stock or restricted stock units should comprise the primary method of compensation for outside directors as well. Certain of the proposed amendments contained in Proposal No. 2 reflect this decision.

Base Salaries

Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience and performance of the individual, and comparing such salaries to the competitive marketplace for executive talent, with special emphasis on the Company’s primary competitors in the information technology consulting industry. Salary adjustments, if any, are determined by the Committee, upon recommendation from the Chief Executive Officer, by evaluating the performance of the Company and its executive officers, taking into account any additional or new responsibilities assumed by individual executive officers in connection with promotions or organizational changes.

Annual Incentive Bonus

The Company’s executive officers and other key persons are eligible for an annual cash bonus. No cash bonuses were paid to executive officers during fiscal 2005.

Long-Term Incentive Plan

The purpose of the Company’s 2000 Long-Term Incentive Plan (the “LTIP”) is to provide a meaningful equity interest in the Company to senior Company executives and other key employees in a format that is designed to motivate these executives and key employees and align their financial interests with those of stockholders. With respect to the executive officers, awards are especially intended to motivate the officers to achieve Company performance that will result in positive long-term returns for the Company’s stockholders, which will also produce financial gains for the officers. The awards are also intended to promote retention of the key officers who are especially important to the Company’s success. Stock awards are particularly important for providing long-term incentives and rewards to enhance the retention of our employees.

  Stock Options

Stock options, if any, are granted with an exercise price equal to the current market price of the Company’s common stock and typically are subject to vesting over a period of three to four years.

  Restricted Stock Awards

The Committee is authorized to grant restricted stock awards upon such terms and conditions as it may approve. The awards may be subject to restrictions that lapse over time and that may cause forfeiture of the applicable shares if the executive voluntarily leaves the employ of the Company or is discharged.

  Restricted Stock Units and Other Awards

The Committee also is authorized to grant, or delegate authority to grant, bonus stock awards (which are vested upon grant), performance share awards and stock appreciation rights. Generally, one restricted stock unit (“RSU”) represents the Company’s promise to issue one share of our common stock (or cash equal to the value of one share of our common stock) on the settlement date of the RSU award. Restricted stock units are granted based on the current market price of the Company’s common stock and typically are subject to a vesting period.

On March 25, 2005, the Committee approved the issuance of up to an aggregate of $165 million in RSUs under the LTIP to our current managing directors (including our executive officers) and a limited number of key employees and delegated to our officers the authority to grant these awards. The primary purpose of the program was to align the interests of key employees with those of our stockholders, to enhance retention of current managing directors and to improve the recruiting of new managing directors from outside our company.

CHIEF EXECUTIVE OFFICER COMPENSATION

Roderick C. McGeary served as Chief Executive Officer of the Company from November 10, 2004 until the appointment of Harry L. You as Chief Executive Officer on March 21, 2005. The Committee determined Mr. McGeary’s annual base salary to be $750,000, approved his eligibility for annual variable cash compensation equal to approximately 100% of his base cash compensation based on the achievement of specific performance goals, and approved the grant of a non-qualified stock option to purchase up to 450,000 shares of common stock of the Company at an exercise price of $9.00 per share, which was the closing per share price of the Company’s common stock on the New York Stock Exchange on November 19, 2004. The Committee determined that Mr. Geary would not receive any variable cash compensation for fiscal 2004.

For fiscal 2005, Mr. McGeary’s base annual salary was set at $750,000, and he was eligible to receive a target bonus of $250,000 in restricted stock units (the “2005 McGeary RSU Award”), to be awarded based upon the Committee’s review of his performance. Factors to be considered in his performance included transitioning his role as chief executive officer to Mr. You, implementing compensation plans and promoting manager director retention, and client and alliance partner development. On October 5, 2006, the Company issued the 2005 McGeary RSU Award of 29,411 RSUs, effective as of September 25, 2006. Subject to his continued employment with the Company, 25% of such RSUs will vest and settle on January 1 in each of 2007, 2008, 2009 and 2010. In fiscal 2005, 50% of Mr. McGeary’s stock option award granted to him in fiscal 2004 vested upon the appointment of Mr. You as Chief Executive Officer on March 21, 2005. The remaining 50% of the stock option award vested on March 21, 2006. Mr. McGeary continues to serve the Company in a full-time capacity, focusing on clients, employees and business partners.

Harry L. You was appointed as Chief Executive Officer of the Company on March 21, 2005. The Committee approved a compensation package that included a base annual salary for fiscal 2005 of $750,000, a signing bonus of $1 million, and payments for transitional housing expenses and all applicable taxes. In addition, Mr. You was paid approximately $2.1 million in respect of restricted share units of Accenture Ltd that he forfeited in connection with his appointment as Chief Executive Officer of the Company. Mr. You also received a grant of 750,000 RSUs that vest as follows: 62,500 shares on March 21, 2007, 125,000 shares on March 21, 2008, 187,500 shares on each of March 21, 2009 and 2010, 125,000 shares on March 21, 2011 and 62,500 shares on March 21, 2012. Any unvested RSUs will immediately vest upon a change or control of the Company or a termination of Mr. You’s employment due to death or disability. For a description of options granted to Mr. You in 2005, see “Executive Officers and Compensation Matters—Options Grants During Fiscal 2005.”

DEDUCTIBILITY OF CERTAIN EXECUTIVE COMPENSATION EXPENSE UNDER FEDERAL TAX LAWS

The Committee has considered the effect of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) that, in certain circumstances, disallows tax deductions for the excess over $1 million a year of the compensation that is paid to each of a public corporation’s Chief Executive Officer and its four other most highly compensated officers.

In order to reduce or eliminate the amount of compensation that would not qualify for a tax deduction should the compensation of the Chief Executive Officer or any other executive officer exceed $1 million, the amended and restated BearingPoint, Inc. 2000 Long-Term Incentive Plan is being submitted for the approval of the Company’s stockholders at the Annual Meeting.

Douglas C. Allred, Chair
Betsy J. Bernard
J. Terry Strange

PROPOSAL NO. 2—APPROVAL OF
AMENDED AND RESTATED 2000 LONG-TERM INCENTIVE PLAN

General Description of Amendment and Restatement

We believe that our future growth and success largely depends on our ability to attract, retain and motivate qualified employees, particularly professionals with the advanced information technology skills necessary to perform the services we offer. Given the importance of our employees, we seek to provide them with equity-based compensation and ownership opportunities, with terms that are aligned with creating stockholder value. Accordingly, our Board adopted the BearingPoint, Inc. 2000 Long-Term Incentive Plan (as it may be amended from time to time, the “LTIP”), which has been amended and restated since its initial adoption. On November 15, 2006, our Board approved, subject to stockholder approval, the Amended and Restated 2000 Long-Term Incentive Plan, attached hereto as Appendix A (the “Amended and Restated LTIP”).

Upon the recommendation of the Compensation Committee, the Board unanimously approved, subject to stockholder approval, the following material amendments to the LTIP, as reflected in the Amended and Restated LTIP:

•	the elimination of a formula used to determine the number of shares available for issuance under the LTIP, and an increase to the number of shares available for issuance under the LTIP by 25 million additional shares;

•	changes to the LTIP to allow awards made under the LTIP to qualify as performance-based compensation under Section 162(m) of the Code that would be excluded from the corporate income tax deduction cap of $1 million per year for its named executive officers, including a limit on the number of awards that can be granted to an eligible person under the LTIP, in any calendar year to grants of options and stock appreciation rights covering no more than 2,750,000 shares of common stock, other equity performance awards covering no more than 1,375,000 shares of common stock and qualified performance based cash awards valued at no more than $5,000,000 on the date of grant;

•	changes to certain provisions of the LTIP so as to comply with Section 409A of the Code; and

•	certain other changes, modification and clarifications to the LTIP.

If the Amended and Restated LTIP is not approved by our stockholders, the LTIP will continue as in effect prior to such amendment and restatement.

THE BOARD RECOMMENDS THAT YOU VOTE FOR
THE APPROVAL OF THE AMENDED AND RESTATED LTIP.

Elimination of “Evergreen” Provision; Increasing Shares Available for Issuance under the LTIP

We strive to reinforce our employees’ commitment to our clients, culture and values through a comprehensive performance review system and a competitive compensation philosophy that rewards individual performance and teamwork. We are proposing the adoption of amendments to the LTIP to, among other things, increase the number of shares of our common stock available for the issuance of stock-based awards to our employees.

As of September 30, 2006, we had 67,179,333 shares of our common stock authorized for issuance under the LTIP, of which the following are currently subject to awards under the LTIP:

•	stock options covering an aggregate of 36,913,891 shares; and

•	restricted stock units covering an aggregate of 20,871,492 shares.

Currently, the number of shares of common stock authorized for issuance under the LTIP is determined by a formula. The formula provides that the number of shares of common stock authorized for issuance under the LTIP is equal to the greater of (i) 35,084,158 shares of common stock and (ii) 25% of the sum of (x) the number of issued and outstanding shares of our common stock and (y) the authorized shares. Under this formula, we had approximately 8,350,000 shares available for awards under the LTIP as of November 1, 2006.

We are proposing to (i) eliminate this formulaic determination of the number of shares of common stock authorized for issuance under the LTIP and (ii) replace this formula with a specified number of authorized shares. If the Amended and Restated LTIP is approved by our stockholders, the total number of shares that would be authorized for issuance under the LTIP would be 92,179,333 shares of common stock. Thus, this proposed amendment to the LTIP would result in an aggregate increase of 25 million shares available for awards under the Plan (measured as of November 1, 2006). However, the number of shares authorized for issuance under the LTIP would cease to automatically increase with other increases in the number of issued and outstanding shares of our common stock.

We believe that issuing stock-based awards to our employees will help us achieve our goal of encouraging employee stock ownership and aligning the interest of our employees with those of our stockholders. We also believe that issuing stock-based awards will help us to improve the recruiting of qualified employees, enhance retention of our current employees, and better link rewards and advancement to accountability and performance. We expect this increase in the number of authorized shares under our LTIP will be sufficient to meet our anticipated restricted stock unit and other equity award needs through 2009. In addition, we anticipate that most of the future equity awards under the LTIP will be performance based (based primarily on company performance measures, including total shareholder return), and subject to multi-year vesting.

Amendments Relating to Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code (“Section 162(m)”) generally prevents the deductibility for U.S. income tax purposes of compensation in excess of $1 million paid in any taxable year to an individual who, on the last day of that year, was the company’s chief executive officer or one of its four other most highly compensated executive officers. The exception to this rule is that a deduction may be taken for compensation that qualifies as performance-based compensation under Section 162(m). We are proposing revisions to the LTIP that would allow us the ability to continue to deduct, for corporate tax purposes, performance-based compensation paid to our most highly paid executive officers. Prior to the Annual Meeting, compensation paid pursuant to the LTIP was exempt from the performance-based compensation requirements of Section 162(m).

We are proposing revisions to the LTIP that would allow us to deduct, for corporate tax purposes, performance-based compensation paid to our most highly paid executive officers. These revisions include the following:

•	permitting cash-based awards for performance compensation for all eligible participants;

•	broadening the definition of what a performance measure is, for purposes of determining if a performance condition to an award has been satisfied; and

•	limiting, during a calendar year, the number of awards that can be granted to an eligible person under the LTIP to grants of options and stock appreciation rights covering no more than 2,750,000 shares of common stock, other equity performance awards covering no more than 1,375,000 shares of common stock and qualified performance based cash awards valued at no more than $5,000,000 on the date of grant, as required by Section 162(m).

We believe that the approval of these amendments to allow us to deduct performance-based compensation paid to our most highly paid executive officers would benefit the Company from a corporate tax perspective and would be in the best interests of our stockholders. Furthermore, we expect that most of the future equity awards under the Amended and Restated LTIP will be performance based.

Amendments Relating to Section 409A

The LTIP has been amended and restated to modify certain provisions and to add or delete certain provisions of the LTIP so as to permit the compliance with Section 409A of the Internal Revenue Code. In particular, the Amended and Restated LTIP incorporates a provision that allows the Board or the Compensation Committee that administers the LTIP to amend the LTIP or any outstanding awards under the LTIP as the Board or Compensation Committee determines is necessary to cause the LTIP or such awards to comply with Section 409A.

Other Amendments

In addition to the amendments described above, the Amended and Restated LTIP also includes amendments to effect the following:

•	the cessation of automatic grants of stock options and restricted stock awards to non-employee directors, effective as of December 31, 2006;

•	the addition of a provision that would allow discretionary grants of restricted stock awards to any non-employee directors; and

•	various other conforming or clarifying changes to the LTIP.

Description of the LTIP

The following description summarizes the material terms of the LTIP (as amended and restated), but is qualified in its entirety by reference to the complete text of the Amended and Restated LTIP, a copy of which is attached to this proxy statement as Appendix A.

Administration

The Compensation Committee administers the LTIP. Under the Amended and Restated LTIP, the following types of awards are permitted:

•	stock options;

•	stock appreciation rights (“SARs”);

•	bonus stock awards and restricted stock awards, including restricted stock units;

•	performance share awards and performance cash awards; and

•	other stock-based awards.

The Compensation Committee has the authority to determine the persons who are to receive the awards, the type, amount and timing of the award, and the terms and conditions of such award, including the exercise or base price, and the time and conditions of exercise or settlement. The Compensation Committee may take action such that: (i) any option and SAR will become exercisable in part or in full; (ii) any restriction period applicable to any restricted stock award will lapse; (iii) any performance period applicable to any performance award will lapse; and (iv) any performance measure applicable to any award will be deemed to be satisfied.

The Compensation Committee has the authority to delegate some or all of its power and authority to the Board, to our chief executive officer or to any other of our executive officer, except that the Compensation Committee cannot delegate its power and authority to our chief executive officer or any other executive officer for grants to any officer or any person subject to Section 16 of the Securities Exchange Act of 1934.

Eligibility

All employees (including executive officers), non-employee directors and consultants of the Company and its subsidiaries and affiliates are eligible to receive awards under the Amended and Restated LTIP.

Shares Available

Currently, the number of shares of common stock authorized for issuance under the LTIP is determined by a formula. The formula provides that the number of shares of common stock authorized for issuance under the LTIP is equal to the greater of (i) 35,084,158 shares of common stock and (ii) 25% of the sum of (x) the number of issued and outstanding shares of our common stock and (y) the authorized shares. Under this formula, as of September 1, 2006, we had 67,179,333 shares of our common stock authorized for issuance under the LTIP, of which 7,539,482 shares available for future awards under the LTIP.

The Amended and Restated LTIP would eliminate this formula for determination of the number of shares of common stock authorized for issuance under the LTIP and replace the formula with a specified number of authorized shares. If the Amended and Restated LTIP is approved by our stockholders, the total number of shares that would be authorized for issuance under the LTIP would be 92,179,333 shares of common stock, resulting in an aggregate increase of 25 million shares available for awards under the Plan (measured as of November 1, 2006).

As amended and restated, the LTIP provides that, if shares of common stock subject to an outstanding award are not issued by reason of its expiration, termination, cancellation or forfeiture of such award or otherwise in a manner such that all or some of the shares covered by an award are not issued to a participant or are exchanges for awards that do not involve shares of common stock, then those shares will again be available under the LTIP. However, in the case of any SAR settled upon exercise by delivery of shares of common stock, the full number of shares with respect to which the SAR was exercised will count against the number of shares authorized for issuance under the Amended and Restated LTIP and shall not become again available under the LTIP.

Stock Options

The Compensation Committee may grant options to purchases shares of our common stock, and, subject to the LTIP, upon terms and conditions that the Compensation Committee may establish. Options may be non-statutory stock options or incentive stock options (“ISOs”).

The numbers of shares of common stock and the exercise price of an option is determined by the Compensation Committee; provided, however, that, the exercise price per share may not be less than the fair market value of a share of common stock on the date of grant. The period during which an option may be exercised is also determined by the Compensation Committee, subject to the general limitation that no ISO may be exercised later than 10 years after its date of grant.

Subject to the terms of the specific grant, the exercise price of an option may be paid in cash, previously owned shares or a combination of cash and previously owned shares.

The Amended and Restated LTIP also prohibits, without the approval of stockholders, the repricing, replacing or regranting (by cancellation or decreasing the exercise price) of previously granted options, except as expressly provided in the adjustment provisions of the LTIP.

Stock Appreciation Rights (SARs)

SARs are the right to receive the appreciation in the value of our common stock over a specified period of time. Upon exercise of a SAR, the award recipient will receive an amount of cash, common stock or a combination of cash and common stock equal to the amount of such appreciation.

An SAR can be granted separately or in tandem with an option. A recipient of a SAR in tandem with an option may exercise either the option or the SAR, but not both. The exercise price of a SAR may not be less than the fair market value of a share of common stock on the date of grant, and, for a tandem SAR, the exercise price will be equal to the exercise price per share of common stock of the related option. The period during which an SAR may be exercised is determined by the Compensation Committee, subject to the general limitation that no SAR may be exercised more than 10 years after its date of grant.

The Amended and Restated LTIP also prohibits, without the approval of stockholders, the repricing, replacing or regranting (by cancellation or decreasing the exercise price) of previously granted SARs, except as expressly provided in the adjustment provisions of the LTIP.

Bonus Stock Awards and Restricted Stock Awards

A bonus stock award entitles the award recipient to receive shares of our common stock that are vested upon grant.

A restricted stock award may be designated as either (i) shares of our common stock (“restricted stock shares”), or (ii) common stock equivalent units (“restricted stock units”). Restricted stock awards are subject to, and are not transferable prior to the end of, a restriction period.

Restricted Stock Shares.  Generally, a restricted stock share is a grant of our common stock in which the award recipients’ rights in the shares of common stock are restricted until the shares vest. Unless the Compensation Committee decides otherwise, the award recipient will have all rights as a stockholder, including the right to vote and receive dividends, with respect to the restricted stock shares. Dividends, other than regular cash dividends, however, will be subject to the same restrictions that apply to the shares for which the dividend was paid.

Restricted Stock Units.  Generally, a restricted stock unit is a grant of common stock equivalent units, which are valued in terms of our common stock, but shares are not issued at the time of the grant. For each restricted stock unit, after the award recipient satisfies the vesting requirements and at settlement, the award recipient will receive one share of our common stock or receive cash equal to the fair market value of such share, or a combination thereof, at our sole discretion. Shares of our common stock that are received upon settlement of the restricted stock units generally may contain restrictions on transferability. An award recipient will have no rights as a stockholder until the date shares of our common stock are issued with respect to restricted stock units. However, an award recipient may be entitled to receive dividend equivalents. A dividend equivalent is the payment of an amount with respect to the restricted stock units equal to the amount of cash dividends that an award recipient would have received if such recipient had owned the underlying shares of common stock.

Performance Awards

Under the Amended and Restated LTIP, performance share awards and performance cash awards that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code may be granted to employees based solely on the attainment of certain performance measures established by the Compensation Committee. Such performance measures must be objective and must be established by the Compensation Committee prior to the earlier of (i) 90 days after the commencement of the period of service to which the performance measure relates and (ii) the lapse of 25% of the period of service to which the performance measure relates, and in any event while the outcome is substantially uncertain.

A performance share award is a right, subject to the attainment of performance measures during a performance period, to shares of our common stock, which may be restricted stock, or the fair market value of the performance share in cash, or a combination of common stock and cash. Before a performance share award is settled in shares of common stock, the award recipient will have no rights as a stockholder with respect to the shares of common stock subject to the award; however, the Compensation Committee may determine whether such recipient will receive, on a current or deferred basis, dividend equivalents and interest thereon or the deemed reinvestment of any deferred dividend equivalents, with respect to the number of shares represented by the award. The Compensation Committee has the authority to specify the terms of the award.

A performance cash award is a right, subject to the attainment of performance measures during a performance period, to a specified award payable in cash. The agreement relating to a performance cash award may, if determined by the Compensation Committee, provide that the award will earn interest or other earnings on a deemed investment, which the award holder may be entitled to receive on a current or deferred basis.

Other Stock-Based Awards

The Compensation Committee has the authority to specify the terms and conditions of other stock-based awards. Such awards may be denominated in cash, in common stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into common stock, or in any combination of the foregoing and may be paid in common stock or other securities, in cash, or a combination of common stock or other securities and cash.

Non-Employee Director Awards

Currently, the LTIP provides that each non-employee director is entitled to receive a non-statutory stock option to purchase 15,000 shares of our common stock on the date that such director is first elected or appointed as a director. Each non-employee director elected to serve as the Chair of the Audit Committee of the Board will also entitle such director to receive an additional non-statutory stock option to purchase 5,000 shares of our common stock on the date such director is first elected to serve as Chair of the Audit Committee. The exercise price of the option will be the fair market value on the date of grant and the option shall become fully exercisable on the first anniversary of the date of grant. The Compensation Committee has the authority to grant additional non-statutory stock options. In addition to the non-statutory stock options, each non-employee director is entitled to receive immediately following each annual meeting of our stockholders, 8,000 restricted stock shares, unless the Compensation Committee determines that such award shall be denominated in restricted stock units. The restricted stock award shall be fully vested upon grant and the restriction period shall be the period in which the non-employee director serves as a director of our company.

The Amended and Restated LTIP includes provisions that would cause the cessation of the automatic grants of stock options and restricted stock awards described above effective as of December 31, 2006. In lieu of these automatic grants, the Amended and Restated LTIP will permit the Compensation Committee, in its discretion, to grant restricted stock awards to any or all non-employee directors on such terms and conditions that are consistent with the terms of the Plan as the Compensation Committee deems advisable.

Amendment and Termination of LTIP

The Board or the Compensation Committee may amend the LTIP at any time. Our stockholders must approve certain amendments to the LTIP, such as an amendment that would increase the maximum number of shares of common stock available under the LTIP or extend the term of the LTIP. The Amended and Restated LTIP also incorporates a provision that allows the Board or the Compensation Committee to amend the LTIP or any outstanding awards under the LTIP as the Board or the Compensation Committee determines is necessary to cause the LTIP or such awards to comply with Section 409A of the Internal Revenue Code.

The Amended and Restated LTIP will terminate on November 15, 2016, unless it is terminated earlier by the Board.

Adjustment Provisions

In the event of any subdivision or consolidation of shares, stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or a distribution to holders of common stock other than a regular cash dividend, the Board shall substitute or proportionately adjust (as appropriate to reflect such transaction), as applicable (i) the number of shares of common stock reserved under the LTIP and the number of shares of common stock available for issuance pursuant to specific types of awards as described in the LTIP, (ii) the number of shares of common stock covered by outstanding awards, (iii) the exercise price or other price in respect of such awards, (iv) the appropriate fair market value of and other price determinations for such awards and (v) the stock based awards limitations. In the event of a corporate merger, consolidation, acquisition of assets or stock, separation, reorganization or liquidation, the Board is authorized (x) to assume under the LTIP previously issued compensatory awards, or to substitute new awards for previously issued compensatory awards, including awards under the Plan, as part of such adjustment; (y) to cancel awards that are options or SARs and give the participants who are the holders of such awards notice and opportunity to exercise for 15 days prior to such cancellation; or (z) to cancel any such awards and to deliver to the participants cash in an amount that the Board shall determine in its sole discretion is equal to the fair market value of such awards on the date of such event, which in the case of options or SARs shall be the excess of the fair market value of shares of common stock on such date over the exercise or strike price of such award.

Change in Control

In the event that our stockholders receive publicly traded shares of common stock of another corporation in connection with a change in control:

•	all outstanding options and stock appreciation rights under the LTIP will become exercisable in full;

•	all other awards under the LTIP will vest; and

•	each share of our common stock available under the LTIP, whether or not subject to an outstanding award, will be converted into the number and class of shares into which each outstanding share of our common stock will be converted pursuant to the merger or similar transaction. The exercise price per share in the case of a stock option and the base price in the case of a stock appreciation right will then be appropriately adjusted by the Compensation Committee.

In connection with any other change in control, after surrender of each outstanding award under the LTIP, such award will immediately be cancelled and the recipient will be entitled to receive a cash payment from us equal to:

•	if a stock option or a stock appreciation right granted in tandem with an option is surrendered, the number of shares subject to the option times the greater of (i) the excess of the highest price per share offered to our stockholders in the change in control transaction over the exercise price of the option or (ii) the fair market value of a share of our common stock on the date of the change in control over the exercise price of the option;

•	if a stock appreciation right that was not granted in tandem with a stock option is surrendered, the number of shares subject to the stock appreciation right times the greater of (i) the excess of the highest price per share offered to our stockholders in the change in control transaction over the base price of the stock appreciation right or (ii) the fair market value of a share of our common stock on the date of the change in control over the base price of the stock appreciation right;

•	if a restricted stock award or a performance share award is surrendered, the number of shares of common stock or the number of performance shares subject to the award times the greater of (i) the highest price per share offered to our stockholders in the change in control transaction or (ii) the fair market value of a share of our common stock on the date of the change in control; or

•	if a performance cash award is surrendered, the maximum amount payable under the award determined as if the performance measures applicable to the award were satisfied at the maximum level.

A “change in control” means a sale or transfer of all or substantially all of our assets, a merger, consolidation or reorganization (except for a merger, consolidation or reorganization in which we are the surviving corporation and our stockholders continue to own equity in us either having the ordinary voting power to elect a majority of the Board or representing 50% or more of our equity value), certain changes in a majority of the Board, or certain acquisitions of 30% or more of our common stock.

Federal Income Tax Consequences

The anticipated federal income tax consequences for the different types of awards granted under the LTIP, based on current federal income tax law, are briefly summarized below. This summary is not intended to be exhaustive or to describe consequences under particular tax circumstances. Among other things, it does not address possible local, state or foreign tax consequences. This summary is based on the assumption that any shares of stock acquired by a participant will constitute capital assets in the participant’s hand.

The LTIP is not qualified under Section 401(a) of the Internal Revenue Code.

Incentive Stock Options.  In general, the value of an ISO is not included in the participant’s income at the time of grant, and the participant does not recognize income on exercise of an ISO for the purpose of computing regular income tax. However, when calculating income for alternative minimum tax purposes, the excess, if any, of the fair market value of the shares acquired over the exercise price (spread) generally will be considered part of income. When the participant sells shares of common stock received through the exercise of an ISO, all gain or loss on the sale of the shares will be treated as capital gain or loss, as long as the participant has held the shares for one year after exercise and two years after grant (holding period). In that instance, the Company will not be entitled to a deduction. If the participant has held the shares of common stock for at least one year, the capital gain or loss will be taxed as long-term capital gain or loss. If the participant disposes of common stock received through the exercise of an ISO before the holding period has expired (disqualifying disposition), the spread, up to the amount of the gain on disposition, will be ordinary income at the time of the disqualifying disposition. In this event, the Company will be entitled to a deduction.

Non-Qualified Stock Options.  In general, the value of a non-qualified stock option is not included in the participant’s income at the time of grant, unless the non-qualified stock option has a “readily ascertainable fair market value” at the time of grant. The Company does not anticipate that any non-qualified stock option will have a readily ascertainable fair market value on the date of grant. Upon exercise, the difference between the exercise price of the non-qualified stock option and the fair market value of the shares of common stock received generally will be recognized as ordinary income, subject to federal income tax withholding in the case of participants who are employees. In this instance, the Company will be allowed a deduction. When the participant sells the shares of common stock received through the exercise of the non-qualified stock option, all further gain on the sale will be characterized as capital gain or loss. If the participant has held the shares of common stock for at least one year, the capital gain or loss will be taxed as long-term capital gain or loss.

SARs.  There generally are no federal income tax consequences to the participant or the Company upon grant of a SAR. Upon exercise of a SAR, the participant will recognize ordinary income equal to the cash received and the fair market value of any shares received. The income will generally be compensation income, subject to federal income tax withholding. The Company will generally be entitled to a corresponding deduction. When the participant sells shares acquired by exercise of a SAR, the participant will recognize gain or loss in an amount equal to the difference between the amount realized upon the sale and the participant’s tax basis in the shares, which is the amount of ordinary income recognized by the participant at the time of exercise of the SAR. The gain or loss will be a capital gain or loss.

Stock Awards and Performance Shares.  Unless the participant makes an election under Section 83(b) of the Internal Revenue Code as discussed below, the participant will generally not recognize income upon the issuance of a stock award or an award of performance shares. Instead, when the stock is either transferable or no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary income, subject to federal income tax withholding in the case of participants who are employees, in an amount equal to the fair market value of the shares at that time, less any amount paid for the shares. At that time, the Company generally will be entitled to a deduction. Within 30 days of any grant of a stock award or issuance of any performance shares, the participant can elect under Section 83(b) of the Internal Revenue Code to recognize ordinary income in an amount equal to the fair market value of the shares at the time of such grant. In this event, the Company will have a corresponding deduction. If the participant elects such early taxation under Section 83(b), there is no further income recognition at the time the restrictions lapse, and the Company will not be entitled to any additional deduction. In this case, gain or loss recognized by the participant upon later sale of the shares will be capital gain or loss. If the participant makes the Section 83(b) election but the stock is forfeited, the participant generally will not be entitled to the tax loss.

Restricted Stock Units.  A participant who is granted a restricted stock unit is not required to recognize any taxable income at the time of grant. Upon distribution of shares of the Company’s common stock in respect of a restricted stock unit, the fair market value of those shares will be taxable to the participant as ordinary income, subject to federal income tax withholding in the case of participants who are employees, and the Company will receive a deduction equal to the income recognized by the participant. Any subsequent disposition by the participant of shares of the Company’s common stock acquired pursuant to restricted stock units will result in capital gain or loss (based on the difference between the price received on disposition of the shares and the market value of the shares at the time of distribution).

Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code, compensation paid to the Chief Executive Officer and any of the next four most highly paid executive officers of the Company in excess of $1 million per taxable year generally will be deductible for federal income tax purposes only if it qualifies as performance-based compensation. It is intended that awards granted under the LTIP to such persons will qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and regulations under that section.

Section 409A of the Internal Revenue Code

On October 22, 2004, President Bush signed the American Jobs Creation Act of 2004. The Jobs Creation Act dramatically altered the tax law relating to nonqualified deferred compensation arrangements, through the creation of the new Internal Revenue Code Section 409A, and imposes significant penalties for noncompliance. Specifically, if the deferred compensation arrangement does not comply with Section 409A, the deferred amounts will be taxed currently at the participant’s marginal rate, interest is assessed at the underpayment rate established by the IRS plus 1%, measured from the later of the deferral date or vesting date, and a penalty is assessed equal to 20% of the taxable amount of compensation. In accordance with recent IRS guidance interpreting Section 409A, the LTIP will be administered in a manner that is in good faith compliance with Section 409A. The Board intends that any awards under the LTIP satisfy the applicable requirements of Section 409A. Generally, Section 409A is inapplicable to incentive stock options and restricted stock and also to nonqualified stock options so long as the exercise price for the nonqualified option may never be less than the fair market value of the common stock on the date of grant.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “expects,” “intends,” “plans,” “believes” and similar words are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions that as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date of this proxy statement, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may differ from the forward-looking statements for many reasons, including, without limitation, the following:

•	we may be unable to retain key employees utilizing our retention strategy of granting awards under the LTIP or our current retention strategy may not meet market demands in a manner sufficient to retain certain key employees;

•	the market price of shares of our common stock underlying award grants may fluctuate in a manner that increases or decreases the value of awards granted under the LTIP;

•	the attrition and forfeiture assumptions the we have used in determining the number of shares of common stock that we likely will need under the LTIP to implement our retention strategy may be inaccurate; and

•	unforeseen critical needs may impact our ability to implement, or our need to modify, our retention strategy.

Please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and other reports filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov/ for additional information regarding risk factors.

EXECUTIVE OFFICERS AND COMPENSATION MATTERS

Executive Officers

Our executive officers, and their respective ages and positions as of November 1, 2006, are set forth below:

Judy A. Ethell, 47, has been Chief Financial Officer since October 2006 and Executive Vice President—Finance and Chief Accounting Officer since July 2005. Previously, she held various positions with PricewaterhouseCoopers LLP (“PwC”) between 1982 and 2005. From 2003 to 2005, Ms. Ethell was a Partner and Tax Site Leader of PwC, where her duties included managing client service, human resources, marketing, and management of the St. Louis, Missouri Tax office. From 2001 to 2003, Ms. Ethell was a National Tour Partner (Tax) of PwC.

Laurent C. Lutz, 46, has been General Counsel and Secretary since March 2006. From 1999 to 2006, Mr. Lutz was Assistant General Counsel, Corporate Finance and Securities, of Accenture Ltd, a global management consulting, technology services and outsourcing company.

Roderick C. McGeary, 56, has been a member of our Board of Directors since August 1999 and Chairman of the Board of Directors since November 2004. Since March 2005, Mr. McGeary has served the Company in a full-time capacity, focusing on clients, employees and business partners. From 2004 until 2005, Mr. McGeary served as our Chief Executive Officer. From 2000 to 2002, Mr. McGeary was the Chief Executive Officer of Brience, Inc., a wireless and broadband company. Mr. McGeary is a director of Cisco Systems, Inc., a worldwide leader in networking for the Internet, and Dionex Corporation, a manufacturer and marketer of chromatography systems for chemical analysis.

Richard J. Roberts, 54, has been Executive Vice President and Chief Operating Officer since February 2005. From 2003 to 2005, he was Executive Vice President, Public Services leading our largest business unit, serving healthcare, Federal, state and local government clients. From 2000 to 2003, Mr. Roberts headed the Federal government services sector of our Public Services business unit. Mr. Roberts was one of the founding managing directors of the Public Services business unit and has been with the Company for over 28 years.

Harry L. You, 47, has been a member of our Board of Directors and Chief Executive Officer since March 2005. Mr. You also served as the Company’s Interim Chief Financial Officer from July 2005 until October 2006. From 2004 to 2005, Mr. You was Executive Vice President and Chief Financial Officer of Oracle Corporation, a large enterprise software company. From 2001 to 2004, Mr. You was the Chief Financial Officer of Accenture Ltd, a global management consulting, technology services and outsourcing company. Mr. You is a director of Korn Ferry International, a leading provider of recruitment and leadership development services.

The term of office of each officer is until election and qualification of a successor or otherwise in the discretion of the Board of Directors.

There is no arrangement or understanding between any of the above-listed officers and any other person pursuant to which any such officer was elected as an officer.

None of the above-listed officers has any family relationship with any director or other executive officer. Please see “Certain Relationships and Related Transactions—Judy Ethell/Robert Glatz” for information about Ms. Ethell’s relationship with Robert Glatz, a managing director and member of our executive team.

Executive Compensation

Summary Compensation Table

The following table sets forth information concerning all compensation for services in all capacities to the Company for fiscal years 2005 and 2004, the six months ended December 31, 2003 and the fiscal year ended June 30, 2003 of those persons who were the Chief Executive Officer and the four other most highly compensated executive officers of the Company for fiscal 2005 (“Named Executive Officers”).

						Long-Term Compensation
			Annual Compensation			Restricted	Securities
	Fiscal				Other	Stock Unit	Underlying	All Other
Name	Year		Salary (1)	Bonus (1)	Compensation	Awards (2)	Options (#) (2)	Compensation
Harry L. You (3)	2005		$585,938	$1,000,000	$178,481	$6,555,500	2,000,000	$2,099,999
Chief Executive Officer	2004		—	—	—	—	—	—
	2003	(4)	—	—	—	—	—	—
	2003		—	—	—	—	—	—
Roderick C. McGeary (5)	2005		750,000	—	—	—	—	—
Chairman of the Board and	2004		102,273	—	—	—	—	—
Former Chief Executive	2003	(4)	—	—	—	—	—	—
Officer	2003		—	—	—	—	—	—
David W. Black (6)	2005		450,000	—	—	383,987	—	—
Former Executive Vice	2004		601,709	—	—	—	20,000	3,075	(9)
President, General Counsel	2003	(4)	325,000	—	—	—	100,000	—
and Secretary	2003		650,000	—	—	—	100,000	1,200	(9)
Judy A. Ethell (7)	2005		250,000	750,000	—	2,137,440	600,000	—
Chief Financial Officer,	2004		—	—	—	—	—	—
Executive Vice President,	2003	(4)	—	—	—	—	—	—
Finance and Chief Accounting Officer	2003		—	—	—	—	—	—
Richard J. Roberts (8)	2005		650,000	—	—	594,000	—	—
Executive Vice President and	2004		725,000	—	—	—	60,000	—
Chief Operating Officer	2003	(4)	365,833	—	—	—	125,000	—
	2003		640,000	70,000	—	—	81,611	—

(1)	Amounts reported under “Salary” and “Bonus” are payable under and in accordance with our annual compensation plan and are intended to reward the executive for current performance relating to the relevant fiscal period.
(2)	Except as otherwise noted, amounts reported under “Long-Term Compensation” consist of stock options and RSUs granted in accordance with our LTIP. If dividends are declared on our common stock while any RSUs are outstanding, the number of shares to be granted upon settlement of the RSUs will be adjusted to reflect the payment of such dividends.
(3)	Mr. You was appointed as our Chief Executive Officer on March 21, 2005. Mr. You also served as the Company’s Interim Chief Financial Officer from July 2005 until October 2006. Mr. You’s base annual salary for fiscal 2005 was $750,000. In fiscal 2005, Mr. You received $585,938 of base compensation, a signing bonus of $1 million, $3,622 for transitional housing expenses and $174,859 to cover all applicable taxes. In addition, Mr. You was paid approximately $2.1 million in respect of restricted share units of Accenture Ltd that he forfeited in connection with becoming Chief Executive Officer of the Company. Mr. You also received a grant of 750,000 RSUs which vest as follows: 62,500 shares on March 21, 2007, 125,000 shares on March 21, 2008, 187,500 shares on each of March 21, 2009 and 2010, 125,000 shares on March 21, 2011 and 62,500 shares on March 21, 2012. Any unvested RSUs will immediately vest upon a change or control of the Company or a termination of Mr. You’s employment due to death or disability. At December 31, 2005, the value of Mr. You’s RSU award was $5.9 million, based on the last reported price of our common stock on that date. Mr. You’s RSU award and stock options were granted outside of the LTIP. For information on Mr. You’s stock option grant, see “—Option Grants During Fiscal 2005.”
(4)	Consists of salary paid during the six-month period ended December 31, 2003.
(5)	Until the appointment of Harry L. You as our Chief Executive Officer, Mr. McGeary served as our Chief Executive Officer and Chairman of the Board of Directors. Mr. McGeary was paid a base annual salary of $750,000 for his services as our Chief Executive Officer. Since March 2005, Mr. McGeary continues to serve the Company in a full-time capacity, focusing on clients, employees and business partners. In connection with such service, he will be paid an annual salary of $650,160. Mr. McGeary continues to serve as the Chairman of the Board.
(6)	In fiscal 2005, Mr. Black received four grants of Retention RSUs as follows: 19,756 RSUs on April 12, 2005, 5,681 RSUs on April 21, 2005, 24,999 RSUs on December 8, 2005. The April 12 and April 21 RSU grants became fully vested on January 1, 2006. The December RSU grant was fully vested as of the date of grant. None of these RSUs have yet settled. At December 31, 2005, the aggregate value of Mr. Black’s RSU awards was $3.0 million, based on the last reported price of our common stock on that date. On a Form 4 filed on behalf of David Black on April 14, 2005, Mr. Black reported that as of April 12, 2005, he was no longer an executive officer of the Company. Mr. Black ceased to serve as Executive Vice President, General Counsel and Secretary of the Company as of January 31, 2006.
(7)	Ms. Ethell was appointed as our Executive Vice President—Finance and Chief Accounting Officer on July 1, 2005, and as our Chief Financial Officer on October 17, 2006. Her annual base salary for fiscal 2005 was $500,000. In fiscal 2005 Ms. Ethell received $250,000 of base compensation and a signing bonus of $750,000. The aggregate amount of Ms. Ethell’s perquisites and other personal benefits, securities or property received in fiscal 2005 did not exceed $10,000. In addition, Ms. Ethell received a grant of 292,000 RSUs which vest as follows: 175,200 shares on January 1, 2006 and, subject to the achievement of certain performance criteria relating to the filing of SEC reports and the development of a world class Finance & Accounting team, 29,200 shares on each of July 1, 2006, 2007, 2008 and 2009. At December 30, 2005, the value of Ms. Ethell’s award was $2.3 million, based upon the last reported price of our common stock on that date. For information on Ms. Ethell’s stock option grant, see “—Option Grants During Fiscal 2005.” On October 3, 2006, the Company and Judy Ethell entered into a letter agreement, pursuant to which the grants of nonqualified stock options and RSUs made to her in July 2005 (the “2005 Awards”) in connection with her employment as the Company’s Executive Vice President—Finance and Chief Accounting Officer were rescinded. The Compensation Committee of the Board approved subsequent grants to Ms. Ethell, effective as of September 19, 2006 (the “2006 Awards”). In accordance with the letter agreement, Ms. Ethell and the Company have agreed that the 2005 Awards will be replaced by the 2006 Awards. For a description of the 2006 Awards, see “—Employment and Change of Control Agreements—Employment Agreements with Certain Executive Officers—Judy A. Ethell.”
(8)	During fiscal 2005, Mr. Roberts received a grant of 72,439 RSUs which became fully vested on January 1, 2006. These RSUs have not yet settled. At December 30, 2005, the value of Mr. Robert’s award was $569,370, based upon the last reported price of our common stock on that date.
(9)	Constitutes matching contributions under our 401(k) Savings Plan.

Options Grants During Fiscal 2005

Individual Grants
	Number of	% of Total Options	Exercise or		Grant Date
	Securities Underlying	Granted to Employees	Base Price	Expiration	Present
Name	Options Granted	During the Period	($/Share)	Date	Value (3)
Harry L. You (1)	2,000,000	45.50%	$7.55	3/18/2015	$10,575,000
Roderick C. McGeary	—	—	—	—	—
David W. Black	—	—	—	—	—
Judy A. Ethell (2)	600,000	13.65%	7.33	7/01/2015	2,594,100
Richard J. Roberts	—	—	—	—	—

(1)	Consists of a stock option granted on March 18, 2005, which vests in four equal installments starting on March 18, 2006. All unvested options will immediately vest upon a “change in control” of the Company or a termination of employment due to death or disability. If Mr. You’s employment is terminated by the Company without cause or by Mr. You for good reason, the portion of his options scheduled to vest on the next anniversary of the grant date following the termination date will vest on the termination date.

(2)	Consists of a stock option granted on July 1, 2005, which vests in four equal installments starting on July 1, 2006. All unvested options will immediately vest upon a “change of control” of the Company or a termination of employment due to death or disability. If Ms. Ethell’s employment is terminated by the Company without cause or by Ms. Ethell for good reason, the portion of her options scheduled to vest on the next anniversary of the grant date following the termination date will vest on the termination date. On October 3, 2006, the Company and Judy Ethell entered into a letter agreement, pursuant to which the grants of nonqualified stock options and RSUs made to her in July 2005 (the “2005 Awards”) in connection with her employment as the Company’s Executive Vice President—Finance and Chief Accounting Officer were rescinded. The Compensation Committee of the Board approved subsequent grants to Ms. Ethell, effective as of September 19, 2006 (the “2006 Awards”). In accordance with the letter agreement, Ms. Ethell and the Company have agreed that the 2005 Awards will be replaced by the 2006 Awards. For a description of the 2006 Awards, see “—Employment and Change of Control Agreements—Employment Agreements with Current Executive Officers—Judy A. Ethell.”

(3)	The values for the grants are based on the Black-Scholes option pricing model. For Mr. You’s stock option, based on an interest rate of 4.25% based on a 5-year Treasury note rate, stock price volatility of 59.65%, no dividend yield and option exercises occurring after 6 years are assumed, the model produces a per option share value of $5.29. For Ms. Ethell’s stock option, assuming an interest rate of 4.02% based on a 5-year Treasury note rate, stock price volatility of 59.77%, no dividend yield and option exercises occurring after 6 years, the model produces a per option share value of $4.32.

Aggregated Option Exercises in Fiscal Year 2005 and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-The-Money Options (1)
	Acquired on	Value	Options at Period End		at Period End ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Harry L. You	—	—	0	2,000,000	$0	$318,000
Roderick C. McGeary	—	—	247,928	225,000	0	0
David W. Black	—	—	395,224	71,668	0	0
Judy A. Ethell	—	—	0	600,000	0	620,000
Richard J. Roberts	—	—	282,541	99,167	0	0

(1)	An “in-the-money” stock option is an option for which the market price, on December 31, 2005, of our common stock underlying the option exceeds the exercise price (i.e., the market price of our common stock when the option was granted). The value shown reflects stock price appreciation since the grant date of the option.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee for fiscal 2005 were Messrs. Allred (Chair) and Strange and Ms. Bernard. No member of the Compensation Committee is a former or current officer or employee of the Company or any of the Company’s subsidiaries. To the Company’s knowledge, there were no other relationships involving members of the Compensation Committee requiring disclosure in this section of this Annual Report.

EMPLOYMENT CONTRACTS, TERMINATION OF
EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS
AND DEFERRED COMPENSATION PLAN

Managing Director Agreements

We have entered into a Managing Director Agreement (the “Managing Director Agreement”) with each of our approximately 650 managing directors, including our executive officers. Pursuant to the Managing Director Agreement, we provide up to six months’ pay for certain terminations of employment by us. In addition, the Managing Director Agreement contains non-competition and non-solicitation provisions for a period of up to two years after such executive’s termination of employment or resignation.

Effective as of January 31, 2005, we and certain executive officers of the Company, including Richard J. Roberts, and certain officers who are no longer with the Company, (collectively, the “Officers”), entered into an amendment to their Managing Director Agreements (the “Amendment”). Each Amendment provides that if within 18 months after the date of the Amendment we hire a new Chief Executive Officer other than Roderick C. McGeary and terminate, or constructively terminate, such Officer’s employment under certain circumstances (the “Triggering Event”), we will pay to such Officer a lump sum cash amount equal to the sum of such Officer’s current annual salary, earned and unused personal days and target incentive compensation pursuant to the terms of the incentive compensation plan then in effect. In addition, any unvested stock options that would have vested from the date of such Triggering Event through the next following anniversary date of the grant of such options will automatically vest. As of July 31, 2006, each of the Amendments had expired.

Special Termination Agreements

We have entered into special termination agreements (each, a “Special Termination Agreement”) with certain key personnel, including each of our Named Executive Officers (with the exception of the Chairman of our Board), as set forth below. The purpose of the Special Termination Agreement is to ensure that these executives are properly protected in the event of a Change in Control of the Company (as defined in the Special Termination Agreement), thereby enhancing our ability to hire and retain them. The terms of the Special Termination Agreements vary up to a maximum of three years, which terms automatically renew for additional one-year terms unless we give notice that the agreement will not be renewed, or, if later, two years after a Change in Control. The protective provisions of the Special Termination Agreement become operative only upon a Change in Control.

All Special Termination Agreements signed on or after August 1, 2006, specify that if, after a Change in Control and during the term of the agreement: we terminate the executive’s employment other than for Cause (as defined in the agreement) or executive terminates his employment because his salary was reduced by at least 20% (the “Specified Events”), the executive is entitled to certain benefits. Generally, all Special Termination Agreements signed before August 1, 2006, specify that if, after a Change of Control and during the term of the agreement, we terminate the executive’s employment other than for Cause (as defined in the agreement) or if the executive terminates his employment for specified reasons (including if his responsibilities have been materially reduced or adversely modified or his compensation has been reduced), the executive is entitled to certain benefits. Under all agreements, these benefits generally include the payment of approximately one year’s compensation, based on salary plus bonus as specified in the agreement, continued coverage under our welfare benefit plans (e.g., medical, life insurance and disability insurance) for up to two years at no cost, and outplacement counseling.

Change in Control Provisions Under the Long-Term Incentive Plan

In addition to the provisions in the agreements referred to above, in the event of certain “Changes of Control” of the Company, any non-vested portion of stock option grants and RSUs, and other awards made under the LTIP will generally vest, and any contractual transfer restrictions on restricted stock or other shares issued upon the settlement of RSUs will be released. If such a Change of Control were to occur, all stock options not yet exercisable, including those of our Named Executive Officers set forth in the table captioned “2005 Aggregated Stock Option Exercises and Fiscal Year-End Option Values,” and all granted RSUs not yet vested, including those set forth above in the “Summary Compensation Table” would vest.

Employment Arrangements with Certain Executive Officers

Harry L. You. Effective March 21, 2005, we entered into the following arrangements with Harry L. You, our Chief Executive Officer and interim Chief Financial Officer:

•	Employment Agreement.

•	Compensation. Information regarding Mr. You’s annual base and bonus compensation can be found in the “Summary Compensation Table” and the “Option Grants During Fiscal 2005” table above. Mr. You’s target annual bonus is at least 100% of his base salary. In accordance with Mr. You’s employment agreement, which included an indemnity obligation, we paid Mr. You $2.1 million in respect of the restricted stock units of Accenture Ltd that Mr. You forfeited in connection with his appointment as Chief Executive Officer.

•	Benefits/Long-Term Incentives. Mr. You is entitled to participate in all employee benefit (including long-term incentives), fringe and perquisite plans, practices, programs, policies and arrangements generally provided to senior executives of the Company at a level commensurate with his position.

•	Relocation. Mr. You will be reimbursed for reasonable relocation and transitional housing and travel expenses, including a tax gross-up payment to cover all applicable taxes, and the Company will provide assistance in connection with the sale of his residences.

•	Termination Payment. Upon termination of Mr. You’s employment by the Company without cause or by Mr. You for good reason, within 30 days after the Company’s receipt of a fully executed release, the Company will pay to Mr. You a lump sum cash amount equal to two times the sum of (i) Mr. You’s annual base salary and (ii) his target bonus, or, if the target bonus has not been established, the prior year’s actual bonus. Upon a Change of Control (as defined in the Special Termination Agreement (described below)), in lieu of the payments described above, Mr. You will receive payments he is entitled to under the Special Termination Agreement.

•	Indemnification. We agreed to indemnify Mr. You with respect to his activities on behalf of the Company, for any failure of the Company to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and for certain other matters.

•	Managing Director Agreement. The Company and Mr. You have entered into a Managing Director Agreement, dated as of March 21, 2005. Pursuant to his Managing Director Agreement, the Company provides three months’ pay for certain terminations of his employment by the Company; provided, however, that Mr. You is not entitled to receive severance under the Managing Director Agreement if he is entitled to receive severance under the Employment Agreement or the Special Termination Agreement. In addition, the Managing Director Agreement contains non-competition and non-solicitation provisions for a period of two years after his termination or resignation.

•	Special Termination Agreement. The Company and Mr. You have entered into a Special Termination Agreement, dated as of March 21, 2005. The term of the Special Termination Agreement is three years (subject to potential one-year extensions) or, if later, two years after a Change of Control. The protective provisions of the Special Termination Agreement become operative only upon a Change of Control or, in certain circumstances, in anticipation of a Change of Control. In addition, if within six months prior to a Change of Control, Mr. You’s employment is terminated except for cause or he terminates for good reason, all stock awards will immediately vest. If, after a Change of Control and during the term of the Special Termination Agreement, we terminate Mr. You’s employment other than for Cause (as defined in the Special Termination Agreement) or if he terminates his employment for specified reasons (including if his responsibilities have been materially reduced or adversely modified or his compensation has been reduced), Mr. You is entitled to certain benefits, including the payment of approximately three years’ compensation (based on salary plus bonus as specified in the Special Termination Agreement).

Judy A. Ethell. Effective as of July 1, 2005, we entered into the following arrangements with Judy A. Ethell, our Executive Vice President—Finance and Chief Accounting Officer:

•	Employment Agreement.

•	Compensation. Information regarding Ms. Ethell’s annual base and bonus compensation can be found in the “Summary Compensation Table” and the “Option Grants During Fiscal 2005” table above. Ms. Ethell’s target bonus is at least 100% of her base salary.

•	Benefits/Long-Term Incentives. Ms. Ethell is entitled to participate in all employee benefit (including long-term incentives), fringe and perquisite plans, practices, programs, policies and arrangements generally provided to senior executives of the Company at a level commensurate with her position.

•	Relocation. Ms. Ethell will be reimbursed for reasonable relocation and transitional housing and travel expenses, including a tax gross-up payment to cover all applicable taxes, and the Company will provide assistance in connection with the sale of her principal residence.

•	Termination Payment. Upon termination of Ms. Ethell’s employment by the Company without cause or by Ms. Ethell for good reason, within 30 days after the Company’s receipt of a fully executed release, the Company would pay to Ms. Ethell a lump sum cash amount equal to the sum of (i) Ms. Ethell’s annual base salary and (ii) her target bonus, or, if the target bonus has not been established, the prior year’s actual bonus. Upon a Change of Control (as defined in the Special Termination Agreement (described below)), in lieu of the payments described above, Ms. Ethell will receive payments she is entitled to under the Special Termination Agreement.

•	Indemnification. We agreed to indemnify Ms. Ethell with respect to her activities on behalf of the Company, for any failure of the Company to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and for certain other matters.

•	Managing Director Agreement. The Company and Ms. Ethell have entered into a Managing Director Agreement, dated as of July 1, 2005. Pursuant to the Managing Director Agreement, the Company provides three months’ notice or pay in lieu of notice for certain terminations of her employment by the Company; provided, however, that Ms. Ethell is not entitled to receive severance under the Managing Director Agreement if she is entitled to receive severance under the Employment Agreement or the Special Termination Agreement. In addition, the Managing Director Agreement contains non-competition and non-solicitation provisions for a period of two years after her termination or resignation.

•	Special Termination Agreement. The Company and Ms. Ethell entered into a Special Termination Agreement, dated as of July 1, 2005. The term of the Special Termination Agreement is three years (subject to potential one-year extensions) or, if later, two years after a Change of Control. The term of the Special Termination Agreement is three years (subject to potential one-year extensions) or, if later, two years after a Change of Control. The protective provisions of the Special Termination Agreement become operative only upon a Change of Control or, in certain circumstances, in anticipation of a Change of Control. In addition, if within six months prior to a Change of Control, Ms. Ethell’s employment is terminated except for cause or she terminates for good reason, all stock awards will immediately vest. If, after a Change of Control and during the term of the Special Termination Agreement, we terminate Ms. Ethell’s employment other than for Cause (as defined in the Special Termination Agreement) or if she terminates her employment for specified reasons (including if her responsibilities have been materially reduced or adversely modified or her compensation has been reduced), Ms. Ethell is entitled to certain benefits, including the payment of approximately three years’ compensation (based on salary plus bonus as specified in the Special Termination Agreement).

On October 3, 2006, the Company and Judy Ethell entered into a letter agreement relating to the rescission of the grants of nonqualified stock options and restricted stock units (“RSUs”) made to her by the Company in July 2005 in connection with her employment as the Company’s Executive Vice President—Finance and Chief Accounting Officer. On July 1, 2005, Ms. Ethell received a grant for 292,000 RSUs and a stock option grant to purchase 600,000 shares of common stock (collectively, the “2005 Awards”). The 2005 Awards were intended to be modified to be of effect only after the Company had become current in its SEC filings; however, the rationale behind this approach has now been reconsidered by the Company. As a result, the 2005 Awards were canceled and the Compensation Committee of the Board approved subsequent grants to Ms. Ethell made under the LTIP, effective as of September 19, 2006 (the “2006 Awards”). In accordance with the letter agreement, Ms. Ethell and the Company have agreed that the 2005 Awards will be replaced by the 2006 Awards.

The 2006 Awards are as follows:

•	RSUs (the “2006 RSU Awards”):

•	An initial grant of 292,000 RSUs, of which 204,400 fully vested on September 19, 2006, the date of grant, and, subject to the achievement of certain performance criteria an additional 29,200 shares will vest on July 1 in each of 2007, 2008 and 2009.

•	An additional grant of 94,000 RSUs, of which 25% was fully vested on the September 19, 2006 date of grant, and, subject to the achievement of certain performance criteria, an additional 25% will vest on July 1 in each of 2007, 2008 and 2009.

•	For the 2006 RSU Awards, all unvested RSUs will immediately vest upon a “Change of Control” of the Company. If Ms. Ethell’s employment is terminated by the Company without “cause” or by Ms. Ethell for “good reason”, the portion of her RSUs scheduled to vest on the next anniversary of her hire date following the termination date will vest as of the termination date.

•	Stock Options: An initial grant of stock options to purchase 600,000 shares at an exercise price of $8.70 per share, the closing price of the Company’s common stock on the September 19, 2006 grant date. The stock options vest as follows: 25% was fully vested on the date of grant, and, subject to the achievement of certain performance criteria, will vest on July 1 in each of 2007, 2008 and 2009. All unvested options will immediately vest upon a “Change of Control” of the Company or a termination of employment due to death or disability. If Ms. Ethell’s employment is terminated by the Company without “cause” or by Ms. Ethell for “good reason,” the portion of her options scheduled to vest on the next anniversary of her hire date following the termination date will vest as of the termination date.

Laurent C. Lutz. Effective as of October 17, 2006, the Board determined that Laurent C. Lutz, our General Counsel and Secretary, is an executive officer of the Company. Effective as of February 27, 2006, we had entered into the following arrangements with Mr. Lutz.

•	Employment Agreement.

•	Compensation.

•	Mr. Lutz’s annual base salary is $500,000 and he is eligible for an annual bonus with a target amount of 100% of his base salary upon achievement of pre-established performance goals (for fiscal 2006, Mr. Lutz’s performance goals are based on his achieving certain individual performance ratings).

•	Mr. Lutz was paid a signing bonus of $900,000 and he is also eligible for retention bonuses of $375,000 to be paid on each of the first and second anniversaries of his effective date of employment.

•	On the earlier of: (i) the date an effective registration statement on Form S-8 is filed or is on file and (ii) the date, if any, we cease to be a reporting company under the Exchange Act, we will grant to Mr. Lutz RSUs having an aggregated value of $1.75 million, subject to the following terms and conditions:

•	On June 30, 2006 and on December 31 in each of 2007, 2008, 2009 and 2010, if RSUs have been granted as of such date, a portion of the grant will vest, depending on the date of the grant; and

•	If RSUs have not been granted, subject to certain conditions, Mr. Lutz will receive cash payments (which will reduce the value of any RSUs to be granted) of $525,000 on July 1, 2006 (which was paid), $525,000 on June 30, 2007 and $175,000 on December 31 in each of 2007, 2008, 2009 and 2010.

•	Upon a Change in Control (as such term is defined in the LTIP), all unvested, restricted stock units will immediately vest, or, if the RSU award described above has not been granted, all unvested cash award payments described above will become immediately due and payable, subject to certain conditions.

•	Upon the termination of Mr. Lutz’s employment by the Company without cause or by Mr. Lutz for good reason, the portion of his RSUs (or corresponding cash award payment) scheduled to vest on the next vesting date following the termination date (or, in the case of a cash award payment related to a termination occurring prior to July 1, 2007, the next 2 vesting dates) will vest as of the termination date.

•	Benefits/Long-Term Incentives. Mr. Lutz is entitled to participate in all employee benefit (including long-term incentives), fringe and perquisite plans, practices, programs, policies and arrangements generally provided to senior executives of the Company at a level commensurate with his position.

•	Legal Fees and 409A Gross-Up. Under the employment agreement, we reimburse Mr. Lutz for reasonable legal fees in connection with the negotiation and drafting of his employment arrangements. In addition, Mr. Lutz is entitled to receive a gross up for any payment to him under any of his agreements that would be subject to a surtax imposed by Section 409A of the Internal Revenue Code or for any interest or penalties thereon.

•	Severance. Upon termination of Mr. Lutz’s employment by the Company without cause or by Mr. Lutz for good reason, within 30 days after the Company’s receipt of a fully executed release, the Company would pay to Mr. Lutz a lump sum cash amount equal to the sum of (i) Mr. Lutz’s annual base salary (or, if Mr. Lutz terminates for good reason, one and one-half times his annual salary) and (ii) his then current target bonus. Upon a Change of Control (as defined in the Special Termination Agreement (described below)), in lieu of the payments described above, Mr. Lutz will receive payments he is entitled to under the Special Termination Agreement.

•	Indemnification. We agreed to indemnify Mr. Lutz in the event that any activity he undertakes on behalf of the Company is challenged as being in violation of any agreement he may have with a prior employer and for certain other matters.

•	Managing Director Agreement. The Company and Mr. Lutz have entered into a Managing Director Agreement, dated as of February 24, 2006. Pursuant to his Managing Director Agreement, the Company provides three months’ pay for certain terminations of his employment by the Company; provided, however, that Mr. Lutz is not entitled to receive severance under the Managing Director Agreement if he is entitled to receive severance under the Employment Agreement or the Special Termination Agreement. In addition, the Managing Director Agreement contains non-competition and non-solicitation provisions for a period of two years after his termination or resignation.

•	Special Termination Agreement. The Company and Mr. Lutz have entered into a Special Termination Agreement, dated as of February 24, 2006. The term of the Special Termination Agreement is three years (subject to potential one-year extensions) or, if later, two years after a Change of Control. The protective provisions of the Special Termination Agreement become operative only upon a Change of Control or, in certain circumstances, in anticipation of a Change of Control. In addition, if within six months prior to a Change of Control, Mr. Lutz’s employment is terminated except for cause or he terminates for good reason, all stock awards will immediately vest. If, after a Change of Control and during the term of the Special Termination Agreement, we terminate Mr. Lutz’s employment other than for Cause (as defined in the Special Termination Agreement) or if he terminates his employment for specified reasons (including if his responsibilities have been materially reduced or adversely modified or his compensation has been reduced), Mr. Lutz is entitled to certain benefits, including the payment of approximately three years’ compensation (based on salary plus bonus as specified in the Special Termination Agreement).

Roderick C. McGeary. Effective as of November 10, 2004, Roderick C. McGeary became our Chief Executive Officer and the Chairman of the Board. Pursuant to his executive compensation program, Mr. McGeary received base cash compensation at an annual rate of $750,000 for fiscal 2005, was eligible for annual variable cash compensation equal to approximately 100% of his base cash compensation based on the achievement of specific performance goals, and received a non-qualified stock option grant to purchase up to 450,000 shares of common stock of the Company at an exercise price of $9.00 per share. The options, the vesting of which accelerated in connection with the appointment of Mr. You as our Chief Executive Officer, currently are fully vested. Mr. McGeary continues to serve the Company in a full-time capacity, focusing on clients, employees and business partners. Mr. McGeary’s annual variable cash compensation for 2005 is based on his achievement of financial goals relating to earnings per share and management goals such as supporting the search for a new chief executive officer, enhancing the senior management team and implementing compensation plans. On January 28, 2006, the Compensation Committee approved a conditional grant of RSUs to Mr. McGeary with an aggregate value of $250,000. The award was based on 2005 performance and will be granted when we become current in our SEC filings. The RSUs are expected to vest 25% on January 1 in each of 2007, 2008, 2009 and 2010. Mr. McGeary’s annual salary for 2006 was set at $650,160.

Managing Director Compensation Plan

In 2005, the Compensation Committee of the Board approved and authorized the development of a new Managing Director Compensation Plan (the “MD Compensation Plan”), a comprehensive cash and equity-based compensation program for the managing directors of the Company, which is intended to replace the previous cash-based compensation program for such individuals. Implementation and approval of equity components of the MD Compensation Plan have been deferred until we become current in our SEC filings. The equity components of the MD Compensation Plan remain subject to approval by our stockholders.

Overview.  The MD Compensation Plan is a pay-for-performance plan. The MD Compensation Plan provides that a managing director’s compensation may include the following components: (i) RSUs; (ii) target compensation (which may be in cash or equity); (iii) performance compensation; and (iv) breakthrough awards.

Eligibility and Participation.  Generally, all managing directors, including our executive officers, are eligible to participate in the MD Compensation Plan. Certain business development managing directors who participate in another defined compensation plan of the Company, however, will not be eligible. In addition, implementation of the MD Compensation Plan for those managing directors residing outside of the U.S. will be subject to compliance with local law. Participation in the MD Compensation Plan is automatic for those managing directors who are eligible to participate.

Compensation Components.  Under the MD Compensation Plan a managing director’s compensation may include the following components: (i) RSUs; (ii) target compensation; (iii) performance compensation; and (iv) breakthrough awards.

•	RSUs. The MD Compensation Plan provides for managing directors to be awarded RSUs.

•	Target Cash Compensation. The MD Compensation Plan will provide that each participating managing director will receive a target compensation amount equal to the number of “target compensation units” assigned to that managing director (as determined by his or her performance manager and other appropriate approvals) multiplied by the unit value assigned by the Chairman of the Board and the Chief Executive Officer, except that each executive officer’s target compensation will be determined by the Compensation Committee. Target compensation will be divided into base units and reserve units. Base units will be paid in cash on our normal payroll schedule. After we have become current in our SEC filings, reserve units will be paid on a two-quarter lag, provided that (i) the managing director is employed on the payment date (subject to limited exceptions), (ii) the managing director achieves a minimum required performance rating, and (iii) the Company achieves certain business objectives.

•	Performance Units. If a managing director achieves a high performance rating and we achieve certain business objectives, the managing director may also be awarded performance units, expressed as a percentage of the managing director’s target compensation units. In assigning a performance rating, we consider factors including the managing director’s core professional values, contribution to our performance, teamwork, initiative and client satisfaction. 50% of a managing director’s performance units will be paid in the year following the performance year and the remaining 50% will be paid one year later. For the 2006 performance year, however, two-thirds of performance units will be paid in 2007 and one-third will be paid in 2008.

•	Breakthrough Awards. The executive committee, in its sole discretion, may allocate additional awards to reward a managing director for breakthrough innovation that substantially benefits the Company. These awards may be made in the form of (i) cash (ii) units, or (iii) other equity awards. Breakthrough awards may not exceed 10% of the total managing director target compensation pool for the applicable year.

Deferred Compensation Plans

We have a “Deferred Compensation Plan” and a “Managing Directors Deferred Compensation Plan.” The two plans are substantially identical. The following description of our deferred compensation plans is not complete and is qualified by reference to the full text of the plans, which have been filed as exhibits to this Annual Report.

Our deferred compensation plans are designed to permit a select group of management and highly compensated employees who contribute materially to our continued growth, development and future business success to accumulate additional income for retirement and other personal financial goals through plans that enable the participants to make elective deferrals of compensation to which they will become entitled to in the future. Our deferred compensation plans are nonqualified and unfunded, and participants are unsecured general creditors of the Company as to their accounts.

Eligibility. Managing directors, including our Named Executive Officers, and other highly compensated executives selected by the plans’ administrative committee are eligible to participate in the plans.

Elective Contributions. Plan participants may elect to make a pre-tax deferral of a portion of their annual base salary, subject to maximum and minimum percentage limitations. Participants may defer a minimum of 0% and a maximum of 50% of annual base salary in a calendar year.

Matching Contributions. The deferred compensation plans allows us, in the discretion of the administrative committee, to make matching contributions with respect to participants. We currently do not match amounts participants elect to defer under our deferred compensation plans.

Trusts. We have established trusts for each of the deferred compensation plans. At least annually, we are required to transfer to the trusts an amount that we believe is sufficient to provide, on a present value basis, for our future liabilities under the deferred compensation plan, taking into consideration the value of the assets in the trusts at the time of the transfer.

Distributions. Subject to certain limitations, distributions of benefits from participants’ accounts under the deferred compensation plans will be made upon the first to occur of: the participant’s disability, the participant’s death, the first day the participant is no longer an employee, the termination of the deferred compensation plan, or a date designated by the participant on an election form. The distribution of benefits to the participant will be made in accordance with the election made by the participant, in a lump sum or in equal annual installments over a period of not less than two years and not more than 15 years. If the participant dies before the entire account balance is distributed, the unpaid balance will be paid to the participant’s beneficiary in a lump sum.

Change in Control. If the deferred compensation plans are terminated due to a change in control, benefits will be paid in a lump sum within five business days of the change in control. Upon and after the occurrence of a change in control, the administrator shall be an independent third party selected by the trustee of the trust and approved by the individual who, immediately prior to such event, was our Chief Executive Officer or, if not so identified, our highest ranking officer.

Other Equity Plan Information

Effective as of September 14, 2006, the previously announced temporary blackout period pursuant to Regulation BTR ended because the Company’s 401(k) Plan was amended to permanently prohibit participant purchases and Company contributions of Company common stock under the 401(k) Plan.

PRINCIPAL STOCKHOLDERS

Beneficial Ownership of More Than Five Percent

The following table sets forth the only persons known by us, as of November 1, 2006, to be beneficial owners or more than five percent of our common stock.

	Common Stock
		Percentage of
Name and Address of 5% Holders of Common Stock	Number of Shares	Shares Outstanding
Ariel Capital Management, LLC (1)	29,350,008	14.6%
200 E. Randolph Drive, Suite 2900 Chicago, IL 60601

Hotchkis and Wiley Capital Management, LLC (2)	16,396,900	8.1%
725 South Figueroa Street, 39th Floor Los Angeles, CA 90017-5439

Goldman Sachs Asset Management, L.P. (3)	16,038,327	8.0%
32 Old Slip New York, NY 10005

Glenview Capital Management, LLC (4)	14,508,888	7.2%
3939 Park Avenue, Floor 39 New York, NY 10022

Franklin Resources, Inc. (5)	13,334,622	6.6%
One Franklin Parkway San Mateo, CA 94403-1906

(1)	Represents shares beneficially held by Ariel Capital Management, LLC (“Ariel”), as reported on a Schedule 13G filed on February 13, 2006. Ariel has sole voting power with respect to 25,940,058 shares and sole dispositive power with respect to 29,338,208 shares. These shares are beneficially owned by investment advisory clients of Ariel.
(2)	Represents shares beneficially held by Hotchkis and Wiley Capital Management, LLC (“Hotchkis”), as reported on a Schedule 13G filed on February 14, 2006. Hotchkis has sole voting power with respect to 14,418,600 shares and sole dispositive power with respect to 16,396,900 shares.
(3)	Represents shares beneficially held by Goldman Sachs Asset Management, L.P. (“Goldman Sachs”), as reported on a Schedule 13G filed on February 3, 2006. Goldman Sachs has sole voting power with respect to 15,664,530 shares and sole dispositive power with respect to 16,038,327 shares.
(4)	Represents shares beneficially held by Glenview Capital Management, LLC (“Glenview”), Glenview Capital GP, LLC (“Glenview GP”) and Lawrence M. Robbins, as reported on a Schedule 13G filed on February 14, 2006. Glenview serves as investment manager to various entities and as such may be deemed to have voting and dispositive power of such shares. Glenview GP is a general partner of, and serves as the sponsor of, various funds and as such, may be deemed to have voting and dispositive power over such shares. Mr. Robbins is the Chief Executive Officer of Glenview and Glenview GP.
(5)	Represents shares beneficially held by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc., as reported on a Schedule 13G filed on January 10, 2006. The shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment advisory clients of investment advisors that are direct and indirect subsidiaries of FRI, with such investment advisory subsidiaries having investment and/or voting power of such shares. Charles B. Johnson and Rupert H. Johnson each own in excess of 10% of the outstanding common stock of FRI and may be deemed to be beneficial owners of such shares for purposes of Rule 13d-3 of the Exchange Act. FRI, Messrs. Johnson and Johnson and each adviser subsidiary disclaim any economic interest or beneficial ownership in such shares.

Security Ownership of Directors and Executive Officers

The following table sets forth, as of November 1, 2006, information regarding the beneficial ownership of our common stock held by (i) each of our directors and Named Executive Officers and (2) all of our directors and executive officers as a group. To our knowledge, except as otherwise indicated, each of the persons or entities listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. “Beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that he or she has the right to acquire within 60 days of November 1, 2006. Any shares that a person has the right to acquire within 60 days of November 1, 2006 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Common Stock
		Percentage of
Name and Address (1)	Number of Shares	Shares Outstanding
Harry L. You (2)	510,000	*
Roderick C. McGeary (3)	565,857	*
Douglas C. Allred (4)	35,000	*
Betsy J. Bernard (5)	23,000	*
Judy A. Ethell (6)	377,900	*
Spencer Fleischer (7)	15,000	*
Wolfgang Kemna (8)	35,000	*
Albert L. Lord (9)	42,600	*
Alice M. Rivlin (10)	40,000	*
Richard J. Roberts (11)	535,408	*
J. Terry Strange (12)	41,000	*
All executive officers and directors as a group (12 persons) (13)	2,220,765	*

*	Less than 1% of our common stock outstanding.
(1)	The address for all persons listed is c/o BearingPoint, Inc., 1676 International Drive, McLean, Virginia 22102 USA.
(2)	Includes 500,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 15, 2006.
(3)	Includes 472,928 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 15, 2006.
(4)	Includes 15,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 15, 2006.
(5)	Includes 15,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 15, 2006.
(6)	Includes 150,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 15, 2006.
(7)	Consists of 15,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 15, 2006. Mr. Fleischer is a senior managing member of Friedman Fleischer & Lowe GP II, LLC, a Delaware limited liability company (“FFL GP”). FFL GP is the general partner of Friedman Fleischer & Lowe GP II, L.P., which is the general partner of each of Friedman Fleischer & Lowe Capital Partners II, L.P. (“FFL Capital Partners”), FFL Parallel Fund II, L.P. (“FFL Parallel Fund”) and FFL Executive Partners II, L.P. (“FFL Executive Partners,” and together with FFL Capital Partners and FFL Parallel Fund, the “FFL Funds”). The FFL Funds are the owners of record of $40,000,000 of initial principal amount of 0.50% Convertible Senior Subordinated Debentures due July 2010. Mr. Fleischer disclaims any beneficial ownership of the securities owned by the FFL Funds, except to the extent of his pecuniary interest therein, if any.
(8)	Includes 15,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 15, 2006.
(9)	Includes 15,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 15, 2006.

(10)	Includes 20,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 15, 2006.
(11)	Includes 4,301 shares held through a family trust, 149,782 vested RSUs with a settlement date of January 1, 2006 that have not yet been settled and 282,541 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 15, 2006.
(12)	Includes 20,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 15, 2006.
(13)	Includes 1,599,636 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 15, 2006 and 149,782 vested RSUs with a settlement date of January 1, 2006 that have not yet been settled.

Equity Compensation Plan Information
(as of December 31, 2005)

	(a)	(b)	(c)
Number of securities
remaining available
	Number of securities	Weighted-average	for future issuance
	to be issued upon	exercise price of	under equity
	exercise of	outstanding	compensation plans
	outstanding options,	options, warrants	(excluding securities
Plan Category	warrants and rights	and rights	reflected in column (a))
Equity Compensation Plans Approved by Security Holders	56,377,019	$11.50	25,242,619	(1)(2)
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	56,377,019	$11.50	25,242,619

(1)	Includes 7,539,483 shares of common stock available for grants of stock options, restricted stock, stock appreciation rights and other stock-based awards under our LTIP and 17,703,136 shares of common stock available for issuance under our ESPP.
(2)	Under our LTIP, the number of shares of common stock authorized for grants or awards under the plan adjusts automatically based upon the following formula: authorized shares is equal to the greater of (i) 35,084,158 shares of common stock and (ii) 25% of the sum of (x) the number of issued and outstanding shares of common stock and (y) the number of authorized shares. Under our ESPP, the number of shares of our common stock that may be purchased is 3,766,096 shares, plus an annual increase on the first day of each of our fiscal years beginning on July 1, 2002 and ending on June 30, 2026 equal to the lesser of (i) 5,946,467 shares, (ii) three percent of the shares outstanding on the last day of the immediately preceding fiscal year or (iii) a lesser number of shares as determined by our Board or the Compensation Committee of the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the U.S. Federal securities laws, directors and executive officers, as well as persons who beneficially own more than ten percent of our outstanding common stock, must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports, and we must identify in this Annual Report those persons who did not file these reports when due. Based solely on a review of copies of Forms 3, 4 or 5 filed by us on behalf of our directors and executive officers or otherwise provided to us and copies of Schedule 13Gs, we believe that all of our directors, executive officers and greater than ten percent stockholders complied with their applicable filing requirements for fiscal 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Friedman Fleischer & Lowe, LLC / Spencer C. Fleischer

On July 15, 2005, we issued $40,000,000 aggregate principal amount of our July 2005 Senior Debentures and common stock warrants to purchase up to 3,500,000 shares of our common stock pursuant to a securities purchase agreement, dated July 15, 2005 (the “FF&L Purchase Agreement”), among the Company and certain affiliates of Friedman Fleischer & Lowe, LLC (the “FF&L Purchasers”). In accordance with the terms of the FF&L Purchase Agreement, Mr. Spencer C. Fleischer was appointed to our Board as a Class I Director (with a term that expires in 2007) effective July 15, 2005. Mr. Fleischer is a senior managing member and Vice Chairman of Friedman Fleischer & Lowe GP II, LLC, the general partner of Friedman Fleischer & Lowe GP II, LP, which is the general partner of several investment funds that make investments in private and public companies in the United States and Bermuda; he has served in this capacity since 1998. If Mr. Fleischer ceases to be affiliated with the FF&L Purchasers or ceases to serve on the Board, so long as the FF&L Purchasers together hold at least 40% of the original principal amount of the July 2005 Senior Debentures, the FF&L Purchasers or their designees have the right to designate a replacement director to our Board.

Judy Ethell / Robert Glatz

Effective as of August 22, 2005, Robert Glatz was appointed Executive Vice President—Corporate Development, a managing director and a member of our executive team. Robert Glatz is the spouse of Judy Ethell, Executive Vice President—Finance and Chief Accounting Officer. In connection with his employment, Mr. Glatz will be entitled to the following: (a) base salary of $500,000; (b) 300,000 RSUs, with vesting as follows: 180,000 RSUs on December 31, 2005 and 30,000 RSUs on each of August 22, 2006, 2007, 2008 and 2009; (c) eligible to receive an annual bonus with a target amount equal to 100% of his base salary; and (d) sign-on bonus of $500,000. In addition, we have provided or will provide to Mr. Glatz relocation assistance, indemnification to the fullest extent permitted by law with respect to his activities on behalf of the Company and for other tax related issues, and employee benefit plans generally provided to senior executives of the Company. In addition, as a managing director, Mr. Glatz is a party to the Managing Director Agreement (with certain changes to the defined terms “Good Reason” and “Change of Control”) and the Special Termination Agreement. Pursuant to these agreements, upon termination of Mr. Glatz’s employment, we will pay to Mr. Glatz: (i) any earned but unpaid base salary through the date of termination; (ii) any earned but unpaid annual bonus for the preceding year, provided that his employment terminates after the payment date for the annual bonus; (iii) any unpaid accrued personal days; (iv) if we terminate his employment without Cause or he terminates for Good Reason, we will pay to him a lump sum cash amount equal to his annual base salary within 30 days after receipt of an executed release and pay his premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for up to 18 months; and (v) any other amounts due under any of our benefit plans.

COMPARATIVE STOCK PERFORMANCE

Our Peer Group (the “Peer Group”) consists of Accenture Ltd., Computer Sciences Corporation, Electronic Data Systems Corporation, and Cap Gemini Ernst & Young. We believe that the members of the Peer Group are most comparable to us in terms of client base, service offerings and size.

The following graph compares the total stockholder return on our common stock since it commenced public trading on February 8, 2001 with the total return on the S&P 500 Index and the Peer Group. The graph assumes that $100 is invested initially and all dividends are reinvested.

Dollar Value of $100 Invested on February 8, 2001

	2/8/01	6/30/01	12/31/01	6/30/02	12/31/02	6/30/03	12/31/03	6/30/04	12/31/04	6/30/05	12/31/05	6/30/06
BE	100.0	65.4	70.6	63.3	29.4	41.1	43.0	37.8	34.2	31.2	33.5	35.6
Peer Group	100.0	71.8	87.8	55.9	37.0	42.0	53.0	50.1	53.3	44.6	55.3	57.2
S&P 500	100.0	91.9	86.2	74.3	66.0	73.1	83.4	85.6	90.9	89.4	93.7	95.3

PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for fiscal year 2006. The selection of PwC as independent registered public accounting firm is submitted for ratification by the stockholders at the Annual Meeting. PwC audited our financial statements for the first time in 2003. Representatives of PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PwC as our independent registered public accountants is not required by our Bylaws or otherwise. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to further retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE
FOR THE RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2006.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies and procedures for approving all audit and permissible non-audit services performed by our independent auditors. Consistent with these policies, all engagements of the independent auditor to perform any audit services and non-audit services have been pre-approved by the Audit Committee. No services provided by our independent auditor were approved by the Audit Committee pursuant to the “de minimis” exception to the pre-approval requirement set forth in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

Independent Registered Public Accountant’s Fees

During fiscal years 2005 and 2004, our independent registered public accountants, PricewaterhouseCoopers LLP, billed us the fees set forth below in connection with services rendered by them:

	Fiscal Year Ended,
Type of Fee	December 31, 2005	December 31, 2004

Audit Fees (1)	$33,900,000	$26,678,900
Audit Related Fees (2)	159,300	229,600
Tax Fees (3)	1,956,800	1,761,600
All Other Fees (4)	33,000	—

Total	$36,049,100	$28,670,100

(1)	Audit fees include audits of consolidated financial statements, reviews of unaudited quarterly financial statements and services that are normally provided by independent auditors in connection with statutory and regulatory filings.
(2)	Audit related fees include assurance and related services provided by our independent auditors that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included above under “Audit Fees.” These services principally include audits of employee benefit plans, accounting consultations, and other services in connection with regulatory reporting requirements.
(3)	Tax services principally include consultation in connection with tax compliance, tax consultations and tax planning.
(4)	All other fees include licenses to technical accounting research software.

Additional Information

Who can vote

Only stockholders of record on the close of business on November 1, 2006, the record date, may vote at the Annual Meeting. On the record date, we had 201,537,999 shares of our common stock outstanding and entitled to vote at the Annual Meeting. For each share of common stock you hold on the record date, you will be entitled to one vote on each matter submitted to a vote of stockholders. There is no cumulative voting.

What shares can I vote

You may vote all shares owned by you as of the close of business on the record date. These shares include:

•	Shares held directly in your name as the stockholder of record; and

•	Shares of which you are the beneficial owner but not the stockholder of record. These are shares that are held for you through a broker, trustee or other nominee such as a bank, and shares purchased through the BearingPoint, Inc. 401(k) Plan and the BearingPoint Employee Stock Purchase Plan.

How can I vote

Before the Annual Meeting, you have three options for voting and submitting your proxy:

•	through the Internet, at the Internet address shown on your proxy card;

•	by telephone, by calling the number shown on your proxy card; or

•	by mail, by completing, signing and returning the enclosed proxy card.

If you hold your shares through an account with a bank or a broker, your ability to vote over the Internet or by telephone depends on the voting procedures of the bank or broker. Please follow the directions that your bank or broker provides.

You may vote your shares at the Annual Meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy.

How will proxies be voted

Each properly executed proxy will be voted in accordance with the instructions on the proxy.

If you do not provide specific instructions on how your shares should be voted in your proxy, your shares will be voted:

•	FOR the election of the nominees for director who are named in this proxy statement;

•	FOR the approval of the amended and restated BearingPoint, Inc. 2000 Long-Term Incentive Plan;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2006; and

•	In accordance with the judgment of the individuals named as proxies on the proxy card on any other matter properly brought before the Annual Meeting. We currently know of no other matter to be presented at the Annual Meeting.

If you hold your shares through an account with a bank or a broker and do not vote, the bank or broker will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, banks and brokers have the discretion to vote on routine matters, such as the uncontested election of directors and the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters. The approval of the Amended and Restated LTIP is considered a non-routine matter. Accordingly, without your instructions, a broker may not vote on the approval of the Amended and Restated LTIP.

Quorum and required vote

In order for us to conduct our Annual Meeting, a majority of our outstanding shares of common stock as of the record date must be present in person or by proxy at the Annual Meeting. This is referred to as a quorum. Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. Abstentions will be counted as present for purposes of establishing a quorum at the Annual Meeting.

Nominees for director will be elected by a plurality of the votes cast. The affirmative vote of a majority of the votes cast by the stockholders present in person or by proxy at the Annual Meeting is required for the approval of the Amended and Restated LTIP and the ratification of the appointment of PricewaterhouseCoopers LLP.

Abstentions are treated as votes against a proposal and broker non-votes will not be considered present and entitled to vote. Generally, a broker non-vote occurs on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner of the shares, and instructions are not given.

How to revoke your proxy

Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to exercise of the proxy.

You can revoke your proxy at any time prior to the Annual Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the meeting,

•	voting again by telephone or over the Internet prior to 6:00 a.m., Eastern Time, on December 14, 2006, or

•	by attending the Annual Meeting in person, if you are the stockholder of record, and casting a ballot.

Soliciting proxies and expenses

The solicitation of proxies generally will be by mail and by our directors, officers and regular employees. In some instances, solicitation may be made by telephone, facsimile or other means. All costs incurred in connection with the solicitation of proxies will be borne by us. Arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and we may reimburse them for reasonable out-of-pocket and clerical expenses. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies from stockholders for a fee of approximately $15,000 plus a charge for contacting specific stockholders and reasonable out-of-pocket expenses and disbursements.

Delay in 2006 Annual Meeting

Our last meeting of stockholders was held on August 3, 2004. We did not hold an annual meeting in 2005 because of, among other items, the delay in completing our audited financial statements and filing with the SEC our Annual Report on Form 10-K for the year ended December 31, 2004 (which was filed on January 31, 2006). Since our Annual Report on Form 10-K for the year ended December 31, 2005 was filed late (filed on November 22, 2006); we are holding the 2006 Annual Meeting on December 14, 2006.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

The Company is considering setting the date of the 2007 Annual Meeting earlier in the year than the date of the 2006 Annual Meeting. In the event the Company advances the annual meeting by more than thirty days from the anniversary date of the 2006 Annual Meeting, the dates for shareholder proposals and director recommendations and nominations will change pursuant to Securities Exchange Act Rule 14a-8 and our Bylaws. If there is a change in the deadlines for shareholder proposals and director recommendations and nominations, we will disclose the new deadlines on our Form 10-Q, Form 8-K or by other permitted means.

The Company provides all stockholders with the opportunity, under certain circumstances and consistent with Securities Exchange Act Rule 14a-8, to participate in the governance of the Company by submitting proposals they believe merit consideration at the Annual Meeting of Stockholders to be held in 2007. To enable management to adequately analyze and respond to proposals and to prepare appropriate proposals for presentation in the Company’s Proxy Statement for the 2007 Annual Meeting, any stockholder who intends to present a proposal at the Annual Meeting of Stockholders to be held in 2007 must deliver the proposal, addressed to the attention of the Company’s Secretary at the Company’s principal place of business in McLean, Virginia:

•	Not later than July 30, 2007, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

•	Not earlier than August 16, 2007 and not later than September 17, 2007, if the proposal is submitted pursuant to the Company’s Bylaws.

If the proposal is not submitted within the time limits set forth above, we are not required to include the proposal in our proxy materials.

Stockholders Submitting Director Recommendations and Nominations

Submitting Director Recommendations to the Nominating and Corporate Governance Committee or Submitting Director Nominations to Stockholders

If a stockholder wishes (1) for the Nominating and Corporate Governance Committee to consider an individual as a candidate for election to the Board of Directors, or (2) to nominate a person for election as a director at the annual meeting of stockholders, the stockholder must submit a proper and timely request as follows:

•	The stockholder must deliver the recommendation or notice of a nomination of a person for the position of director at the annual meeting (a “notice”) to the Secretary of the Company with delivery by hand, or by certified or registered mail, return receipt requested, no earlier than August 16, 2007 and no later than September 17, 2007.

•	The recommendation or notice must contain the following:

•	As to the proposed nominee:

•	their name, age, business address and residence address,

•	their principal occupation or employment,

•	the class and number of shares of stock of the Company which they beneficially own (as defined under Sections 13 and 14 of the Securities Exchange Act of 1934, as amended),

•	any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such person as a director of the Company pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, had the nominee been nominated by the Board of Directors, and

•	their written consent to being named in any proxy statement as a nominee and to serving as a director if elected.

•	As to the shareholder making the recommendation or notice:

•	their name and address, as they appear on the Company’s records

•	the class and number of shares of stock of the Company which they beneficially own (as defined under Sections 13 and 14 of the Securities Exchange Act of 1934, as amended),

•	in the case of a notice, a representation that the stockholder is a holder of record of stock of the Company entitled to vote on the election of directors at such meeting and that they intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and

•	in the case of a notice, a description of all agreements, arrangements or understandings between the stockholder and each nominee of the stockholder and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

Under the Securities and Exchange Commission rules, delivery of one proxy statement and annual report to two or more investors sharing the same mailing address is now permitted, under certain conditions. This procedure, called “householding,” is available to you if all of the following criteria are met:

(1) You have the same address as other securityholders registered on our books;

(2) You have the same last name as the other securityholders; and

(3) Your address is a residential address or post office box.

If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

For Registered Shareholders

Only one proxy statement and annual report will be delivered to the shared mailing address. You will, however, still receive separate mailings of important and personal information, as well as a separate proxy card.

What do I need to do to receive just one set of annual disclosure materials?

You do not have to do anything. Unless you notify us, within 60 days of the mailing of this notice, your consent is implied and only one set of materials will be sent to your household. This consent is considered perpetual, which means you will continue to receive a single proxy statement/annual report in the future unless you tell us otherwise.

What if I want to continue to receive multiple sets of materials?

If you would like to continue to receive a separate set of materials for yourself, call or write us. A separate set of materials will be sent to you promptly.

What if I consent to have one set of materials mailed now, but change my mind later?

Call or write us to turn off the householding instructions for yourself. You will then be sent a separate proxy statement and annual report within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?

When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person solicited by this proxy statement, on the written request of such person, a copy of our annual report on Form 10-K, as filed with the SEC. Such written requests should be directed to “Investor Relations” at BearingPoint, Inc., 25 Independence Blvd., 4th Floor, Warren, NJ 07059.

INCORPORATION BY REFERENCE

To the extent that any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the Compensation Committee Report on Executive Officer Compensation, the Report of the Audit Committee of the Board of Directors and the comparative stock performance graph shall not be deemed to be incorporated by reference into any such filing.

Appendix A

BearingPoint, Inc.

2000 LONG-TERM INCENTIVE PLAN

(as amended and restated effective as of November 15, 2006)

I.  INTRODUCTION

1.1	Purposes. The purposes of the 2000 Long-Term Incentive Plan (this “Plan”) of BearingPoint, Inc., a Delaware corporation (the “Company”), are (i) to align the interests of the Company’s stockholders and the recipients of awards under this Plan by providing a means to increase the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by increasing its ability to attract and retain highly competent employees (including the Company’s executive officers), Non-Employee Directors and consultants and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.

This Plan is a continuation, and amendment and restatement, of the BearingPoint, Inc. 2000 Long-Term Incentive Plan, the provisions of which shall continue to control with respect to any options or stock awards outstanding thereunder to the extent necessary to avoid establishment of a new measurement date for financial accounting purposes.

1.2  Certain Definitions.

“Affiliate” shall mean (i) any subsidiary corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, as described in Section 424(f) of the Code and (ii) any other entity in which the Company has an equity interest or with which the Company has a significant business relationship.

“Agreement” shall mean the written agreement evidencing an award hereunder between the Company and the recipient of such award.

“Award” shall mean any award under this Plan.

“Board” shall mean the Board of Directors of the Company.

“Bonus Stock” shall mean shares of Common Stock which are not subject to a Restriction Period or Performance Measures.

“Bonus Stock Award” shall mean an award of Bonus Stock under this Plan.

“Change in Control” shall have the meaning set forth in Section 7.8(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the committee designated by the Board which shall consist of two or more members of the Board, each of whom may be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act.

“Common Stock” shall mean the common stock, $0.01 par value, of the Company.

“Company” shall have the meaning set forth in Section 1.1.

“Disability” shall mean, unless otherwise provided by the Committee in an Agreement, the inability of the recipient of an award to perform substantially such recipient’s duties and responsibilities for a continuous period of at least six months, as determined solely by the Committee.

“Discretionary Director Options” shall have the meaning set forth in Section 6.5.

“Discretionary Director Restricted Stock Award” shall have the meaning set forth in Section 6.6.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the closing price of a share of Common Stock as reported on the New York Stock Exchange on the date as of which such value is being determined or, if there shall be no reported transactions on such date, on the next preceding date for which a transaction was reported; provided, however, that if the Common Stock is not traded on the New York Stock Exchange, Fair Market Value may be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

“Free-Standing SAR” shall mean an SAR which is not issued in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock), cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

“Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

“IPO” shall mean the initial public offering of Common Stock of the Company on February 8, 2001 pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any subsidiary of the Company.

“Non-Statutory Stock Option” shall mean an option to purchase shares of Common Stock which is not an Incentive Stock Option.

“Performance Cash” shall mean a right, contingent upon the attainment of specified Performance Measures within a specified Performance Period, to receive an amount of cash other than a Performance Share Award or an SAR.

“Performance Cash Award” shall mean an award of Performance Cash under this Plan.

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the exercisability of all or a portion of an option or SAR, (ii) as a condition to the grant of a Stock Award or (iii) during the applicable Restriction Period or Performance Period as a condition to the holder’s receipt, in the case of a Restricted Stock Award, of the Restricted Stock subject to such award, or, in the case of a Performance Share Award, of the shares of Common Stock, or in the case of a Performance Cash Award, of the cash, subject to such award and/or of payment with respect to such award. Such criteria and objectives may include one or more of the following: the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time, earnings per share, net income, return to stockholders (including dividends), return on equity, earnings of the Company, revenues, market share, cash flow, return on assets, costs, shareholder value, EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), funds from operations, cash from operations, net cash flow, net cash flow before financing activities, other cash flow measures, total shareholder return, return on capital, return on invested capital, operating income, after-tax operating income, proceeds from dispositions, or cost reduction goals, or any combination of the foregoing. In the sole discretion of the Committee, the Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting principles.

“Performance Period” shall mean any period designated by the Committee during which the Performance Measures applicable to a Performance Share Award or Performance Cash Award shall be measured.

“Performance Share” shall mean a right, contingent upon the attainment of specified Performance Measures within a specified Performance Period, to receive one share of Common Stock, which may be Restricted Stock or, in lieu of all or a portion thereof, the Fair Market Value of such share of Common Stock in cash.

“Performance Share Award” shall mean an award of Performance Shares under this Plan.

“Person” shall have the meaning set forth in Section 7.8(b)(iii).

“Restricted Stock” shall mean either (i) shares of Common Stock which are subject to a Restriction Period, or (ii) Common Stock equivalent units which are subject to a Restriction Period.

“Restricted Stock Award” shall mean an award of Restricted Stock under this Plan.

“Restriction Period” shall mean any period designated by the Committee during which the Restricted Stock subject to a Restricted Stock Award is subject to forfeiture and may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award.

“Retirement” shall mean, unless otherwise provided by the Committee in an Agreement, termination of employment with or service to the Company by reason of retirement on or after age 65.

“SAR” shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.

“Stock Award” shall mean a Restricted Stock Award or a Bonus Stock Award.

“Stock Based Awards Limitations” shall have the meaning set forth in Section 1.5(e).

“Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Non-Statutory Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be Restricted Stock), cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.

“Tax Date” shall have the meaning set forth in Section 7.5.

“Ten Percent Holder” shall have the meaning set forth in Section 2.1(a).

1.3	Administration. This Plan shall be administered by the Committee. Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) options to purchase shares of Common Stock in the form of Incentive Stock Options or Non-Statutory Stock Options, (ii) SARs in the form of Tandem SARs or Free-Standing SARs, (iii) Stock Awards in the form of Restricted Stock or Bonus Stock, (iv) Performance Shares and (v) Performance Cash. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock, the number of SARs, the number of Performance Shares and the amount of Performance Cash subject to such an award, the exercise price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding Restricted Stock Award shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding Performance Share Award or Performance Cash Award shall lapse and (iv) the Performance Measures applicable to any outstanding award (if any) shall be deemed to be satisfied at the maximum or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be final, binding and conclusive.

The Committee may delegate some or all of its power and authority hereunder to the Board, the Chief Executive Officer or any other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to the Chief Executive Officer or any other executive officer of the Company with regard to the selection for participation in this Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer or other person. The Committee may engage or authorize the engagement of a third party administrator to carry out administrative functions under the Plan.

No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee, the Chief Executive Officer and any such other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law, except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws, and under any directors’ and officers’ liability insurance that may be in effect from time to time.

A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present, or (ii) acts approved in writing by all of the members of the Committee without a meeting.

1.4	Eligibility. Participants in this Plan shall consist of the Company’s employees (including its executive officers), Non-Employee Directors and consultants, and persons expected to become employees (including executive officers), Non-Employee Directors and consultants, of the

Company and its Affiliates, as the Committee in its sole discretion may select from time to time, and such other persons designated by the Committee pursuant to Section 7.13. For purposes of this Plan, references to employment also shall mean a consulting relationship and references to employment by the Company also shall mean employment by an Affiliate. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Non-Employee Directors of the Company shall be eligible to participate in this Plan in accordance with Article VI.

1.5  Shares Available.

(a)	Shares Available. The number of shares of Common Stock that are authorized for grants or awards under this Plan (the “Authorized Shares”) is 92,179,333. The Board and the appropriate officers of the Company are authorized to take from time to time whatever actions are necessary, and to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

(b)	Maximum Grants of Incentive Stock Options. Subject to adjustment as provided in Section 7.7, the maximum number of shares that may be granted as Incentive Stock Options shall be 92,179,333.

(c)	Restoration of Available Shares. To the extent that shares of Common Stock subject to an outstanding option (except to the extent shares of Common Stock are issued or delivered by the Company in connection with the exercise of a Tandem SAR), Free-Standing SAR, Stock Award or Performance Share Award are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award or otherwise in a manner such that all or some of the shares covered by an Award are not issued to a Participant or are exchanged for Awards that do not involve Common Stock, then such shares of Common Stock shall again be available under this Plan. Notwithstanding the foregoing, in the case of any SAR settled upon exercise by delivery of shares of Common Stock, the full number of shares with respect to which the SAR was exercised shall count against the number of Authorized Shares and shall not again become available under this Plan.

(d)	Available Common Stock. Shares of Common Stock shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

(e)	Limitations on Awards to Employees. Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Awards to employees made hereunder:

(i)	no employee may be granted, during any calendar year, Awards consisting of Options or SARs (including Options or SARs that are granted as Performance Awards) that are exercisable for more than 2,750,000 shares of Common Stock;

(ii)	no employee may be granted, during any calendar year, Awards consisting of Stock Awards (including Stock Awards that are granted as Performance Awards) covering or relating to more than 1,375,000 shares of Common Stock (the limitation set forth in this clause (ii), together with the limitations set forth in clause (i) above, being hereinafter collectively referred to as the “Stock Based Awards Limitations”); and

(iii)	no employee may be granted employee Awards consisting of Performance Cash Awards in respect of any calendar year having a value determined on the Grant Date in excess of $5,000,000.

II.  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1	Stock Options. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option shall be a Non-Statutory Stock Option. An Incentive Stock Option may not be granted to any person who is not an employee of the Company or any parent or subsidiary (as defined in Section 424 of the Code). Each Incentive Stock Option shall be granted within ten years of November 15, 2006. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company or any parent or subsidiary as defined in Section 424 of the Code) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Non-Statutory Stock Options.

Notwithstanding anything herein to the contrary, without the prior approval of the Company’s stockholders, options issued under the Plan will not be repriced, replaced, or regranted through cancellation or by decreasing the exercise price of a previously granted option, except as expressly provided by the adjustment provisions of Paragraph 7.7.

Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a)	Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of the option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; and provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than ten percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or subsidiary as defined in Section 424 of the Code) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

(b)	Exercise Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no option shall be exercised later than ten years, or ten and one-half years in certain countries to take advantage of favorable local laws, after its date of grant; and provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

(c)	Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and by accompanying such notice with payment therefor in full (or by arranging for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of Shares of Common Stock having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (D) a combination of (A) and (B), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (i)(B)-(D). Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No certificate representing Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 7.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.2	Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

Notwithstanding anything herein to the contrary, without the prior approval of the Company’s stockholders, SARs issued under the Plan will not be repriced, replaced, or regranted through cancellation or by decreasing the exercise price of a previously granted SAR, except as expressly provided by the adjustment provisions of Paragraph 7.7.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a)	Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the exercise price per share of Common Stock of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR.

(b)	Exercise Period and Exercisability. The Agreement relating to an award of SARs shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. The period for the exercise of an SAR shall be determined by the Committee but in no event may an SAR be exercised more than ten years, or ten and one-half years in certain countries to take advantage of favorable local laws, after its date of grant; provided, however, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the exercise of an SAR for shares of Common Stock, including Restricted Stock, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.

(c)	Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (i) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (ii) by executing such documents as the Company may reasonably request.

2.3	Termination of Employment or Service. Subject to the requirements of the Code, all of the terms relating to the exercise, cancellation or other disposition of an option or SAR upon a termination of employment with or service to the Company of the recipient of such option or SAR, as the case may be, whether by reason of Disability, Retirement, death or any other reason, shall be determined by the Committee.

III.  STOCK AWARDS

3.1	Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award or Bonus Stock Award.

3.2	Terms of Stock Awards. Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)	Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award or Bonus Stock Award and the Performance Measures (if any) and Restriction Period applicable to a Restricted Stock Award shall be determined by the Committee. Bonus Stock Awards shall not be subject to any Performance Measures or Restriction Periods.

(b)	Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the Restricted Stock subject to such award (i) if specified Performance Measures are satisfied or met during the specified Restriction Period or (ii) if the holder of such award remains continuously in the employment of or service to the Company during the specified Restriction Period and for the forfeiture of all or a portion of the shares of Common Stock subject to such award (x) if specified Performance Measures are not satisfied or met during the specified Restriction Period or (y) if the holder of such award does not remain continuously in the employment of or service to the Company during the specified Restriction Period.

(c)	Share Certificates. During the Restriction Period, a certificate or certificates representing a Restricted Stock Award may be registered in the holder’s name or a nominee name at the discretion of the Company and may bear a legend, in addition to any legend which may be required pursuant to Section 7.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. As determined by the Committee, all certificates registered in the holder’s name shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), or upon the grant of a Bonus Stock Award, in each case subject to the Company’s right to require payment of any taxes in accordance with Section 7.5, a certificate or certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

(d)	Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of the Agreement relating to a Restricted Stock Award, (i) the holder of a Restricted Stock Award denominated in shares of Common Stock shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution with respect to shares of Common Stock, other than a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made, and (ii) the holder of a Restricted Stock Award denominated in Common Stock equivalent units shall have no rights as a stockholder of the Company unless and until shares of Common Stock are issued and delivered to the holder of the Restricted Stock Award with respect to such Common Stock equivalent units; provided, however, that a Restricted Stock Award denominated in Common Stock equivalent units may provide for the payment of dividend equivalents which correspond to the payment of dividends on Common Stock.

3.3	Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period relating to a Restricted Stock Award, or any forfeiture and cancellation of such award upon a termination of employment with or service to the Company of the recipient of such award, whether by reason of Disability, Retirement, death or any other reason, shall be determined by the Committee.

IV.  PERFORMANCE AWARDS

4.1	Performance Share Awards and Performance Cash Awards. The Committee may, in its discretion, grant Performance Share Awards and Performance Cash Awards to such eligible persons as may be selected by the Committee.

4.2	Terms of Performance Share Awards and Performance Cash Awards. Performance Share Awards and Performance Cash Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)	Number of Performance Share Awards; Amount of Performance Cash Awards; and Performance Measures. Performance Share Awards and Performance Cash Awards granted to employees under this Plan that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Measures established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Measure relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Measure is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Measure may be based on one or more business criteria that apply to the employee, one or more business units, segments or otherwise of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. Unless otherwise stated, such a Performance Measure need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Measures and Performance Share Awards and Performance Cash Awards intended to comply with Section 162(m) of the Code, it is the intent of this Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation §1.162-27(e)(2)(i), as to grants to those employees whose compensation is, or is likely to be, subject to Section 162(m) of the Code, and the Committee in establishing such goals and interpreting this Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Measures applicable to such Awards, the Committee must certify in writing that applicable Performance Measures and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any such Awards made pursuant to this Plan shall be determined by the Committee.

(b)	Vesting and Forfeiture. The Agreement relating to a Performance Share Award and Performance Cash Awards shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such award, if specified Performance Measures are satisfied or met during the specified Performance Period, and for the forfeiture of all or a portion of such award, if specified Performance Measures are not satisfied or met during the specified Performance Period.

(c)	Settlement of Vested Performance Share Awards and Performance Cash Awards.

(i)	The Agreement relating to a Performance Share Award (A) shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof and (B) may specify whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on or the deemed reinvestment of any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. If a Performance Share Award is settled in shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the settlement of a Performance Share Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

(ii)	The Agreement relating to a Performance Cash Award shall provide that the award will be settled in cash and may, if determined by the Committee, earn interest or other earnings on a deemed investment which the award holder shall be entitled to receive on a current or deferred basis, all as specified in the Agreement governing the award.

4.3	Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Share Award or a Performance Cash Award, or any forfeiture and cancellation of such award upon a termination of employment with or service to the Company of the recipient of such award, whether by reason of Disability, Retirement, death or other termination, shall be determined by the Committee.

V.  OTHER STOCK-BASED AWARDS

In addition to Restricted Stock Awards, the Committee may from time to time grant other stock-based awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. Other stock-based awards may be denominated in cash, in Common Stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the sole discretion of the Committee.

VI.  PROVISIONS RELATING TO NON-EMPLOYEE DIRECTORS

6.1	Eligibility. Each Non-Employee Director shall be eligible to participate in this Plan as provided in this Article VI.

6.2	Automatic Grants of Stock Options. Each Non-Employee Director shall automatically be granted Non-Statutory Stock Options as follows:

(a)	Time of Grant. Automatic grants of Non-Statutory Stock Options shall be made on the dates specified below:

(1)	Each person who is serving as a Non-Employee Director as of March 20, 2001 shall automatically be granted, on the date that the next Non-Employee Director is elected, an option to purchase 15,000 shares of Common Stock.

(2)	Each person who is first elected or first begins to serve as a Non-Employee Director on or after March 20, 2001 shall automatically be granted, on the date of such initial election or service, an option to purchase 15,000 shares of Common Stock.

(3)	Each person who is a Non-Employee Director shall automatically be granted an option to purchase 5,000 shares of Common Stock on the date he or she is first elected to serve as Chair of the Audit Committee of the Board of Directors of the Company.

(b)	Purchase Price. The purchase price per share of Common Stock purchasable upon exercise of an option granted under this Section 6.2 shall be 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option.

(c)	Exercise Period and Exercisability. Each option granted under Section 6.2(a)(1) or Section 6.2(a)(2) shall be fully exercisable on and after the one year anniversary of its date of grant and each option granted under Section 6.2(a)(3) shall be fully exercisable on and after the day preceding the day of the next annual meeting of stockholders of the Company following its date of grant. Each option granted under this Section 6.2 shall expire 10 years after its date of grant. An exercisable option, or portion thereof, may be exercised in whole or in part only with respect to whole shares of Common Stock. Options granted under this Section 6.2 shall be exercisable in accordance with Section 2.1(c).

(d)	Cessation of Automatic Grants. No further grants shall be made under this Section 6.2 commencing as of January 1, 2007.

6.3  Automatic Grant of Stock Option — Termination of Directorship.

(a)	Disability. If the recipient of an option granted under Section 6.2 ceases to be a director of the Company by reason of Disability, each such option held by the holder thereof shall be exercisable only to the extent such option is exercisable on the effective date of such recipient’s ceasing to be a director and may thereafter be exercised by such holder (or such holder’s legal representative or similar person) until and including the earlier to occur of the (i) date which is one year after the effective date of such recipient’s ceasing to be a director and (ii) the expiration date of the term of such option.

(b)	Retirement. If the recipient of an option granted under Section 6.2 ceases to be a director of the Company by reason of Retirement, each such option held by the holder thereof shall be exercisable only to the extent such option is exercisable on the effective date of such recipient’s ceasing to be a director and may thereafter be exercised by such holder (or such holder’s legal representative or similar person) until and including the earlier to occur of the (i) date which is three months after the effective date of such recipient’s ceasing to be a director and (ii) the expiration date of the term of such option.

(c)	Death. If the recipient of an option granted under Section 6.2 ceases to be a director of the Company by reason of death, each such option held by the holder thereof shall be exercisable only to the extent such option is exercisable on the effective date of such recipient’s ceasing to be a director and may thereafter be exercised by such holder’s executor, administrator, legal representative, beneficiary or similar person until and including the earlier to occur of the (i) date which is one year after the date of such recipient’s death and (ii) the expiration date of the term of such option.

(d)	Other Termination. If the recipient of an option granted under Section 6.2 ceases to be a director of the Company for any reason other than Disability, Retirement or death, each such option held by the holder thereof shall be exercisable only to the extent such option is exercisable on the effective date of such recipient’s ceasing to be a director and may thereafter be exercised by such holder (or such holder’s legal representative or similar person) until and including the earlier to occur of the (i) date which is three months after the effective date of such recipient’s ceasing to be a director and (ii) the expiration date of the term of such option.

(e)	Death Following Termination of Directorship. If the recipient of an option granted under Section 6.2 dies during the period set forth in Section 6.3(a) following such recipient’s ceasing to be a director of the Company by reason of Disability, or if such recipient dies during the period set forth in Section 6.3(b) following such recipient’s Retirement, or if such a recipient dies during the period set forth in Section 6.3(d) following such recipient’s ceasing to be a director for any reason other than by reason of Disability or

Retirement, each such option held by the holder thereof shall be exercisable only to the extent that such option is exercisable on the date of the recipient’s death and may thereafter be exercised by such holder’s executor, administrator, legal representative, beneficiary or similar person until and including the earlier to occur of the (i) date which is one year after the date of such recipient’s death and (ii) the expiration date of the term of such option.

6.4	Automatic Grants of Restricted Stock Awards. Each Non-Employee Director shall be granted a Restricted Stock Award as follows:

(a)	Time of Grant. Each person who is serving as a Non-Employee Director immediately following any annual meeting of stockholders of the Company held on or after November 4, 2003 shall automatically be granted, on the date of such meeting, a Restricted Stock Award for 8,000 shares of Common Stock, unless the Compensation Committee determines that such Restricted Stock Award shall be in Common Stock equivalent units with dividend equivalents.

(b)	Vesting. The Restricted Stock Award shall be fully vested upon grant.

(c)	Restriction Period. The Restriction Period for the Restricted Stock Award shall be the period of time during which the Non-Employee Director provides services as a member of the Board. The Restriction Period shall terminate on the date that the Non-Employee Director ceases to serve as a member of the Board.

(d)	Cessation of Automatic Grants. No further grants shall be made under this Section 6.4 commencing as of January 1, 2007.

6.5	Discretionary Grants of Stock Options. The Committee may, in its discretion, grant options to purchase shares of Common Stock (“Discretionary Director Options”) to all Non-Employee Directors or to any one or more of them. Each Discretionary Director Option shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a)	Number of Shares and Purchase Price. The number of shares of Common Stock subject to a Discretionary Director Option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of the option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option.

(b)	Exercise Period and Exercisability. The period during which a Discretionary Director Option may be exercised shall be determined by the Committee. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of a Discretionary Director Option or to the exercisability of all or a portion of a Discretionary Director Option. The Committee shall determine whether a Discretionary Director Option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable Director Discretionary Option, or portion thereof, may be exercised only with respect to whole shares of Common Stock. Each Discretionary Director Option shall be exercisable in accordance with Section 2.1(c).

(c)	Termination of Directorship. All of the terms relating to the exercise, cancellation or other disposition of a Discretionary Director Option upon a termination of service as a director of the Company of the recipient of a Discretionary Director Option, whether by reason of Disability, Retirement, death or any other reason, shall be determined by the Committee.

6.6  Discretionary Grants of Restricted Stock Awards.  The Committee may, in its discretion, grant Restricted Stock Awards (“Discretionary Director Restricted Stock Awards”) to all Non-Employee Directors or to any one or more of them. Each Discretionary Director Restricted Stock Award shall contain such terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

VII.  GENERAL

7.1	Effective Date and Term of Plan. This amended and restated Plan shall be submitted to the stockholders of the Company for approval within 12 months of November 15, 2006, the date of its adoption by the Board, and, if approved, shall become effective as of the date of such adoption by the Board. No option granted under the amended and restated Plan may be exercised prior to the date of such stockholder approval. If stockholder approval is not obtained, this Plan shall continue in the form prior to this amendment and restatement. This Plan shall terminate 10 years after its effective date or if the amended and restated Plan is approved by stockholders, 10 years after November 15, 2006, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to such termination.

7.2	Amendments.

(a)	The Board or the Committee may amend this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 422 of the Code; provided, however, that no amendment shall be made without stockholder approval if such amendment would (i) increase the maximum number of shares of Common Stock available under this Plan (subject to Section 7.7), (ii) effect any change inconsistent with Section 422 of the Code or (iii) extend the term of this Plan. Except as provided in Section 7.2(b), no amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

(b)	409A Compliance: It is the intent of the Company in establishing this Plan that the terms and provisions of the Plan and any Agreement comply with Section 409A of the Code. The Board or the Committee may amend any provision of this Plan and/or any outstanding Award at any time in order that this Plan and Awards made hereunder be compliant with Section 409A of the Code. Any such amendment may be retroactively effective including impairing an outstanding Award or otherwise adversely affecting an outstanding award to the extent determined necessary in the judgment of the Committee or the Board in order to comply with Section 409A of the Code. The Board and Committee shall have the sole discretion and power to effect such amendments, and a determination by the Board or the Committee of the necessity for and scope of any such amendment shall be final, binding and conclusive upon all persons holding awards or to be granted awards under this Plan for all purposes.

7.3	Agreement. No Award shall be valid until an Agreement is executed by the Company and the recipient of such Award and, upon execution by each party and delivery of the Agreement to the Company, such award shall be effective as of the effective date set forth in the Agreement.

7.4	Non-Transferability of Awards. Unless the Committee provides for the transferability of a particular award and such transferability is specified in the Agreement relating to such award, including by an amendment to an Agreement, no Award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures stated in Section 7.11 or otherwise approved by the Company. Except to the extent permitted by the foregoing sentence or the Agreement relating to the Award, (a) each Award may be exercised or settled during the recipient’s lifetime only by the recipient or the recipient’s legal representative or similar person, and (b) no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Award, such Award and all rights thereunder shall immediately become null and void. In no circumstances may an Award be transferred for value or consideration.

7.5	Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an Award made hereunder, payment by the holder of such Award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation, (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the award; provided, however, that the Company shall have sole discretion to disapprove of an election pursuant to any of clauses (ii)(B)-(E). Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

7.6	Restrictions on Shares. Each Award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise or settlement of such award or the delivery of shares thereunder, such Award shall not be exercised or settled and such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Committee may provide for such restrictions upon the transferability of shares of Common Stock delivered pursuant to any Award made hereunder as it deems appropriate and such restrictions shall be specified in the Agreement relating to such award. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of

1933, as amended, and the rules and regulations thereunder and such other restrictions, if any, specified in the Agreement relating to the Award pursuant to which such shares were delivered.

7.7  Adjustment.

(a)	The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the existing Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b)	In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan and the number of shares of Common Stock available for issuance pursuant to specific types of Awards as described in Section 1.5, (ii) the number of shares of Common Stock covered by outstanding Awards, (iii) the exercise price or other price in respect of such Awards, (iv) the appropriate Fair Market Value and other price determinations for such Awards, and (v) the Stock Based Awards Limitations shall each be proportionately adjusted by the Board as appropriate to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting Common Stock or any distribution to holders of Common Stock of securities or property (including cash dividends that the Board determines are not in the ordinary course of business but excluding normal cash dividends or dividends payable in Common Stock), the Board shall make appropriate adjustments to (i) the number of shares of Common Stock reserved under this Plan and the number of shares of Common Stock available for issuance pursuant to specific types of Awards as described in Section 1.5, (ii) the number of shares of Common Stock covered by Awards, (iii) the exercise price or other price in respect of such Awards, (iv) the appropriate Fair Market Value and other price determinations for such Awards, and (v) the Stock Based Awards Limitations to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without increasing, the value of such Awards. In the event of a corporate merger, consolidation, acquisition of assets or stock, separation, reorganization or liquidation, the Board shall be authorized (x) to assume under this Plan previously issued compensatory awards, or to substitute new Awards for previously issued compensatory awards, including Awards, as part of such adjustment; (y) to cancel Awards that are Options or SARs and give the Participants who are the holders of such Awards notice and opportunity to exercise for 15 days prior to such cancellation; or (z) to cancel any such Awards and to deliver to the Participants cash in an amount that the Board shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or SARs shall be the excess of the Fair Market Value of Common Stock on such date over the exercise or strike price of such Award.

7.8  Change in Control.

(a) (i)	Notwithstanding any provision in this Plan or any Agreement, in the event of a Change in Control in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act, (A) all outstanding options and SARS shall immediately become exercisable in full, (B) the Restriction Period applicable to any outstanding Restricted Stock Award shall lapse, (C) the Performance Period applicable to any outstanding Performance Share Award or Performance Cash Award shall lapse, (D) the Performance Measures applicable to any outstanding award shall be deemed to be satisfied at the maximum level and (E) there shall be substituted for each share of Common Stock available under this Plan, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such Change in Control. In the event of any such substitution, the purchase price per share in the case of an option and the base price in the case of an SAR shall be appropriately adjusted by the Committee (whose determination shall be final, binding and conclusive), such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price.

(ii)	Notwithstanding any provision in this Plan or any Agreement, in the event of any Change in Control other than a Change in Control in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act, each outstanding award shall be surrendered to the Company by the holder thereof, and each such award shall immediately be cancelled by the Company, and the holder shall receive, within ten days of the occurrence of a Change in Control, a cash payment from the Company in an amount equal to (I) in the case of an option, the number of shares of Common Stock then subject to such option, multiplied by the excess, if any, of the greater of (A) the highest per share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place or (B) the Fair Market Value of a share of Common Stock on the date of occurrence of the Change in Control, over the purchase price per share of Common Stock subject to the option, (II) in the case of a Free-Standing SAR, the number of shares of Common Stock then subject to such SAR, multiplied by the excess, if any, of the greater of (A) the highest per share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place or (B) the Fair Market Value of a share of Common Stock on the date of occurrence of the Change in Control, over the base price of the SAR, (III) in the case of a Restricted Stock Award or Performance Share Award, the number of shares of Common Stock or the number of Performance Shares, as the case may be, then subject to such award, multiplied by the greater of (A) the highest per share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place or (B) the Fair Market Value of a share of Common Stock on the date of occurrence of the Change in Control and (IV) in the case of a Performance Cash Award, the maximum amount payable under the award determined as if Performance Measures applicable to the award were satisfied at the maximum level. In the event of such a Change in Control, each Tandem SAR shall be surrendered by the holder thereof and shall be cancelled simultaneously with the cancellation of the related option. The Company may, but is not required to, cooperate with any person who is subject to Section 16 of the Exchange Act to assure that any cash payment in accordance with the foregoing to such person is made in compliance with Section 16 and the rules and regulations thereunder.

(b)	Change in Control. For the purpose of this Plan, a “Change in Control” shall mean:

(i)	a sale or transfer of all or substantially all of the assets of the Company on a consolidated basis in any transaction or series of related transactions;

(ii)	any merger, consolidation or reorganization to which the Company is a party, except for a merger, consolidation or reorganization in which the Company is the surviving corporation and, after giving effect to such merger, consolidation or reorganization, the holders of the Company’s outstanding equity (on a fully diluted basis) immediately prior to the merger, consolidation or reorganization will own in the aggregate immediately following the merger, consolidation or reorganization the Company’s outstanding equity (on a fully diluted basis) either (i) having the ordinary voting power to elect a majority of the members of the Company’s board of directors to be elected by the holders of Common Stock and any other class which votes together with the Common Stock as a single class or (ii) representing at least 50% of the equity value of the Company as reasonably determined by the Board;

(iii)	individuals who, as of the date hereof, constitute the Board (the ”Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the holders of the Company’s equity, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by any individual, entity or group (a “Person”) other than the Board, including any “person” within the meaning of Section 13(d) of the Exchange Act, for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board; or

(iv)	any Person or its affiliates, acquires beneficial ownership of 30% or more of the outstanding equity of the Company generally entitled to vote on the election of directors.

7.9	No Right of Participation or Employment. No person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company or any Affiliate of the Company or affect in any manner the right of the Company or any Affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

7.10	Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

7.11	Designation of Beneficiary. If permitted by the Company, a holder of an award may file with the Committee a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR. Each beneficiary designation shall become effective only when filed in writing with the Committee during the holder’s lifetime on a form prescribed by the Committee. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding option and SAR hereunder held by such holder, to the extent exercisable, may be exercised by such holder’s executor, administrator, legal representative or similar person.

7.12	Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

7.13	Granting Awards to Foreign Persons. Without the amendment of this Plan, the Committee may grant awards to persons designated by the Committee from time to time, who otherwise are eligible persons under Section 1.4 and who are subject to the laws of foreign countries or jurisdictions. The Committee may grant awards to such persons on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of the laws of other countries or jurisdictions in which the Company or its Affiliates operate or have employees or other persons who are eligible persons under Section 1.4.

7.14	Additional Provisions Applicable to Options Granted Prior to IPO. In order to comply with certain requirements of the California Corporate Securities Law of 1968, as amended, this Section shall apply to options granted under this Plan prior to an IPO (a “Pre-IPO Option”). The terms set forth in the Agreements pursuant to which Pre-IPO Options are granted on January 31, 2000 (the “January 31, 2000 Options”) relating to (i) the period during which an option may be exercised, (ii) the exercise, cancellation or other disposition of an option upon a termination of employment with the Company of the recipient of such option, whether by reason of Disability, Retirement, death or any other reason, (iii) restrictions on the transferability of an option and (iv) the providing of annual financial statements to the holder of an option are hereby incorporated into this Plan by reference as if set forth herein verbatim and shall apply in all respects only to all Pre-IPO Options granted to eligible persons; provided, however, that Pre-IPO Options may be granted under this Plan having exercise periods different from those of the January 31, 2000 Options so long as each such Pre-IPO Option becomes exercisable at a rate of at least 20% per year during the five-year period commencing on the date of grant of such Pre-IPO Option.

c/o Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230

VOTE BY TELEPHONE

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh PA 15230-1150.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your proxy
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on December 14, 2006 in order to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send your proxy by mail.

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Proxy card must be signed and dated below.
ê To vote by mail, please fold and detach card at perforation before mailing. ê

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 14, 2006.
The undersigned hereby appoints Harry L. You, Judy A. Ethell and Laurent C. Lutz, or each of them, each with full power of substitution, as the lawful attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of BearingPoint, Inc. to be held on December 14, 2006 and any adjournments or postponements thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.

Dated:	, 2006

Signature

Signature

Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign. Please give full title and capacity in which signing if not signing as an individual stockholder.

YOUR VOTE IS IMPORTANT
If you do not vote by Internet or telephone, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, P.O. Box 1150, Pittsburgh PA 15230, so your shares may be represented at the meeting. If you vote by Internet or telephone, please do not mail this proxy card

Proxy card must be signed and dated on the reverse side.
ê To vote by mail, please fold and detach card at perforation before mailing. ê

BEARINGPOINT, INC.	PROXY
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR-NOMINEES LISTED BELOW, “FOR” THE APPROVAL OF THE AMENDED AND RESTATED BEARINGPOINT, INC. 2000 LONG-TERM INCENTIVE PLAN, AND “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED BY ANY MEANS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR-NOMINEES LISTED BELOW, “FOR” THE APPROVAL OF THE AMENDED AND RESTATED BEARINGPOINT, INC. 2000 LONG-TERM INCENTIVE PLAN, AND “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
1.	Election of Directors

Nominees for Class II:	(1) Wolfgang Kemna	(2) Albert L. Lord	(3) J. Terry Strange
Nominees for Class III:	(4) Roderick C. McGeary	(5) Harry L. You

☐ FOR ALL NOMINEES	☐ WITHHOLD FROM ALL NOMINEES
☐ FOR ALL NOMINEES EXCEPT FOR:
2.	To approve the Amended and Restated BearingPoint, Inc. 2000 Long-Term Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	To ratify PricewaterhouseCoopers LLP as its independent registered public accounting firm.

☐ FOR	☐ AGAINST	☐ ABSTAIN
CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.